                                  ITRON, INC.
                             2818 N. SULLIVAN ROAD
                                 P.O. BOX 15288
                         SPOKANE, WASHINGTON 99216-1897

     To the Holders of Our 6 3/4% Convertible Subordinated Notes Due 2004:

     Enclosed are materials relating to our offer to exchange up to $15,840,000 aggregate principal amount of our 6 3/4% Convertible Subordinated Notes Due 2004 (the "Exchange Notes") for up to $22,000,000 aggregate principal amount of our 6 3/4% Convertible Subordinated Notes Due 2004 (the "Original Notes"), as described in the enclosed Offering Circular dated February 11, 1999 (the "Exchange Offer"). While the interest rate and maturity of the Exchange Notes is identical to the Original Notes, other important terms, such as the conversion price, differ.

     This exchange would be made on the following basis:
                            ------------------------

                    $720 PRINCIPAL AMOUNT OF EXCHANGE NOTES
                 FOR $1,000 PRINCIPAL AMOUNT OF ORIGINAL NOTES
                            ------------------------

     The Exchange Offer will expire on March 12, 1999, unless extended. Interest on the Exchange Notes will accrue from the expiration date of the Exchange Offer, and will be payable in cash semiannually on each March 31 and September 30, commencing September 30, 1999, until the Exchange Notes are paid in full. Except for (1) the conversion price for converting the Exchange Notes into shares of Common Stock, (2) the date until which the Company may not call the Exchange Notes, and (3) the absence of a redemption premium, all other terms of the Exchange Notes being offered hereby are identical to the terms of the Original Notes previously issued by the Company. The conversion price will be determined based on the formula described in the enclosed materials.

     The principal purpose of the Exchange Offer is to reduce the outstanding long-term debt of the Company and to reduce the Company's debt service obligations. The Exchange Offer is not conditioned on any minimum amount of Original Notes being tendered, but it is conditioned on certain other factors as described herein.

                  PLEASE READ THE ENCLOSED MATERIALS CAREFULLY

     For further assistance or additional copies of any of the enclosed materials, please call us at 1-800-635-5461 ext. 3440 (toll free).

                                          Very truly yours,

                                          /s/  JOHNNY M. HUMPHREYS
                                          -------------------------------------
                                          Johnny M. Humphreys
                                          President and Chief Executive Officer
                                          Itron, Inc.

February 11, 1999
Spokane, Washington

OFFERING CIRCULAR

                                  ITRON, INC.

                 OFFER TO EXCHANGE UP TO $15,840,000 AGGREGATE
          PRINCIPAL AMOUNT OF ITS NEW 6 3/4% CONVERTIBLE SUBORDINATED
        NOTES DUE 2004 FOR UP TO $22,000,000 AGGREGATE PRINCIPAL AMOUNT
         OF ITS ORIGINAL 6 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

    Itron, Inc., a Washington corporation ("Itron" or the "Company"), hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), up to $15,840,000 aggregate principal amount of its 6 3/4% Convertible Subordinated Notes due 2004 (the "Exchange Notes") for up to $22,000,000 aggregate principal amount of its 6 3/4% Convertible Subordinated Notes due 2004 (the "Original Notes") on the basis of $720 principal amount of Exchange Notes for $1,000 principal amount of Original Notes. The Company has determined the terms of the Exchange Offer and the Exchange Notes primarily pursuant to discussions with a significant holder of the Original Notes, and believes that the terms and conditions of the Exchange Offer and the Exchange Notes reflect the current fair market value of the Original Notes.

    The Exchange Notes are convertible, in whole or in part, at the option of the Holder, at any time prior to the close of business on the last business day prior to the maturity date into shares of the Company's Common Stock. The conversion price per share (the "Conversion Price") will be determined by adding the Average Market Price (as defined below) to the result of the Average Market Price multiplied by a percentage amount (the "Conversion Price Premium"), which the Company currently expects to be in the range of 25% to 30%. The Conversion Price Premium will be determined by the Company based on market conditions no later than the tenth business day prior to the expiration date of the Exchange Offer. The "Average Market Price" will be the arithmetic average (rounded to the nearest cent) of the closing prices of the Common Stock on the Nasdaq National Market on each of the five business days ending two business days prior to the expiration date of the Exchange Offer. The determination of the Conversion Price Premium, the Average Market Price and the Conversion Price shall be made by the Company, and its determination shall be final and conclusive on all tendering noteholders. The Company intends to issue press releases setting forth the Conversion Price Premium, the Average Market Price and the Conversion Price as promptly as practicable following the Company's determination thereof. In addition, the noteholders may obtain the Conversion Price Premium, the Average Market Price and the Conversion Price by calling the Company at the toll-free number provided herein.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
                 NEW YORK CITY TIME, ON FRIDAY, MARCH 12, 1999,
                                UNLESS EXTENDED.

    The Company does not intend to apply for listing or quotation of the Exchange Notes on any exchange or automated quotation system. Accordingly, there can be no assurance that any public market will develop for the Exchange Notes.

    The Exchange Notes will be unsecured obligations of the Company, ranking on parity with the Original Notes, and subordinated and subject in right of payment to all existing and future senior indebtedness of the Company. The Exchange Notes will bear interest at 6 3/4% per annum beginning on the expiration date of the Exchange Offer, payable semiannually on each March 31 and September 30, commencing September 30, 1999, until the Exchange Notes are paid in full or are converted. The Company will be required to repay the principal amount of the Exchange Notes on March 31, 2004 if the Exchange Notes are not converted or previously redeemed. The Exchange Notes will be redeemable, at the Company's option, in whole or in part at any time after March 12, 2002, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. The Exchange Notes will be issued pursuant to an Indenture between the Company and Chase Manhattan Bank and Trust Company, National Association, as Trustee (the "Trustee").

    The Company will accept up to $22 million aggregate principal amount of the Original Notes if tendered (representing approximately 35% of the Original Notes). If more than $22 million aggregate principal amount of the Original Notes is tendered, the acceptance of Original Notes will be allocated among tendering noteholders on a pro rata basis. The Exchange Offer is not conditioned on any minimum amount of Original Notes being tendered, but it is subject to a number of conditions as described herein and may be amended or withdrawn in certain circumstances. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."

    THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). THE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

    For a discussion of certain risks and other factors to be considered in connection with the Exchange Offer, see "Risk Factors."

            THE DATE OF THIS OFFERING CIRCULAR IS FEBRUARY 11, 1999.

     The Company has made no arrangements for, and has no understanding with any dealer, salesman or other person regarding, the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the Exchange Offer, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Offering Circular nor any exchange or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein.

     This Offering Circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Offering Circular by the Company or any other person, or any such offer or solicitation of such securities by the Company or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this Offering Circular be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
AVAILABLE INFORMATION.......................................      4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      4
FORWARD LOOKING STATEMENTS..................................      4
SUMMARY OF EXCHANGE OFFER...................................      5
RISK FACTORS................................................     10
  Risks Relating to Exchange Offer..........................     10
  Risks Relating to Exchange Notes..........................     10
  Risks Relating to the Company's Business..................     12
  Certain United States Federal Income Tax Risks............     17
THE EXCHANGE OFFER..........................................     18
  General...................................................     18
  Expiration Time, Extensions, Termination and Amendments...     18
  How to Tender.............................................     18
  Withdrawal Rights.........................................     20
  Acceptance of Original Notes for Exchange; Delivery of
     Exchange Notes.........................................     20
  Denominations; Fractional Interests.......................     20
  Proration If Original Notes Tendered Exceed Maximum.......     21
  Payment of Interest on Tendered Original Notes............     21
  Conditions to and Amendment of the Exchange Offer.........     21
  Exchange Agent............................................     22
  Where to Obtain Additional Information....................     23
  No Financial Advisor......................................     23
  Payment of Expenses.......................................     23
BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER........     24
CAPITALIZATION..............................................     26
SUMMARY SELECTED CONSOLIDATED AND PRO FORMA FINANCIAL
  DATA......................................................     27
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.............     30
DESCRIPTION OF THE EXCHANGE NOTES...........................     31
  General...................................................     31
  Conversion Rights.........................................     32
  Optional Redemption.......................................     33
  Certain Rights to Require Repurchase of Exchange Notes....     34
  Consolidation, Merger and Sale of Assets..................     35
  Events of Default.........................................     35
  Modification and Waiver...................................     36
  Subordination.............................................     37
  Defeasance................................................     38
  Book Entry................................................     38
  Certificated Exchange Notes...............................     40
  Regarding the Trustee.....................................     41
  Governing Law.............................................     41
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......     41
  U.S. Holders..............................................     42
  Certain U.S. Tax Consequences to Non-U.S. Holders.........     46

                             AVAILABLE INFORMATION

     Itron is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed a Schedule 13E-4 (the "Schedule") with the Commission, which Schedule also contains information with respect to the Exchange Offer and the Company. This filed material may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by Itron with the Commission that can be accessed over the Internet at http://www.sec.gov.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offering Circular incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Offering Circular is delivered, upon written or oral request. Requests should be directed to Itron, Inc., 2818 N. Sullivan Road, Spokane, Washington 99216, Attention: Investor Relations, or by telephone to 1-800-635-5461, ext. 3440.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated by reference into this Offering Circular: (i) Itron's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (as amended on June 16, 1998); (ii) Itron's Quarterly Reports on Form 10-Q for the quarters ended March 31 (as amended on June 16, 1998), June 30, and September 30, 1998; (iii) Itron's Current Reports on Form 8-K dated May 1, 1998 and January 28, 1999; and (iv) for a description of the Original Notes and the Common Stock, Itron's Registration Statement on Form S-3 filed on June 3, 1997, Commission File No. 333-28451. If any statement contained in any of the foregoing documents incorporated by reference herein is modified or superseded by a statement in this Offering Circular, the statement in any such foregoing document will be deemed for the purposes of this Offering Circular to have been modified or superseded by such statement in this Offering Circular, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded. All documents subsequently filed by the Company during the period of the Exchange Offer pursuant to Sections 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of filing such documents.

                           FORWARD LOOKING STATEMENTS

     When included in this Offering Circular or in documents incorporated herein by reference, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions, are intended to identify forward-looking statements. Such statements, which include statements contained in "Summary of Exchange Offer -- The Company" and "Risk Factors," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, among others, changes in the utility regulatory environment, delays or difficulties in introducing new products, increased competition and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this Offering Circular. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, other than as expressly required by the Exchange Act and the rules promulgated thereunder.

                           SUMMARY OF EXCHANGE OFFER

     The following is a summary of certain features of the Exchange Offer and other matters. For a more complete description of the Exchange Offer and the Exchange Notes, please read this entire Offering Circular.

THE COMPANY

     Itron is a leading global provider to the utility industry of integrated system solutions for collecting, communicating and analyzing electric, gas and water usage. The Company designs, develops, manufactures, markets, installs and services hardware, software and integrated systems for handheld computer-based electronic meter reading ("EMR"), automatic meter reading ("AMR") and other measurement systems. Since the early 1980s, Itron has been the leading supplier of EMR systems to utilities. Today, Itron's EMR systems are installed at 80% of the largest utilities in North America. In total, over 1,500 utility customers in more than 40 countries use these systems to read approximately 275 million meters. In 1998, EMR systems and services accounted for approximately 22% of the Company's total revenues. In the early 1990s, Itron expanded its product line to include AMR systems and services. The Company had shipped over 13.5 million AMR meter modules to 403 utilities as of December 31, 1998, and has thereby established itself as the world's leading supplier of AMR systems. In 1998, AMR systems and services, including outsourcing, represented approximately 78% of the Company's total revenues.

     Recent Events. On February 3, 1999, the Company reported its unaudited financial results for the fourth quarter and year-ended December 31, 1998. The Company reported net income of $627,000, or 4 cents per share for the fourth quarter of 1998. Without restructuring charges of $683,000 for the quarter, the Company would have reported net income of $1.1 million, or 7 cents per share. This compares with net income of $3.3 million, or 22 cents per share, for the fourth quarter of 1997. Net income in the fourth quarter of 1997, excluding a $1.2 million pre-tax non-recurring gain (net of related expenses), would have been $2.5 million, or 17 cents per share. For the full year 1998, the Company reported a net loss of $6.2 million, or 42 cents per share, compared with net income of $1.0 million, or 7 cents per share in 1997. Excluding the effect of restructuring charges in 1998 and the non-recurring gain in 1997, the Company would have reported a net loss in 1998 of $3.7 million, or 26 cents per share, compared with net income of $464,000, or 3 cents per share, in 1997. Gross margins were 34% of revenues for the fourth quarter of 1998 compared to 27% in the preceding quarter and 40% for the fourth quarter of 1997. For the full year 1998, gross margins were 32% of revenues compared to 37% in 1997. Despite the loss for 1998, the Company used only $898,000 in cash from operations during 1998 as a result of improved receivables collections and inventory turns throughout the year. The Company invested $3.1 million and $18.1 million in the fourth quarter and full year 1998, respectively, compared with $8.5 million and $34.1 million invested in the fourth quarter and full year 1997, respectively. The lower amounts in 1998 result primarily from investing less in equipment used in outsourcing.

     The mailing address and telephone number of the principal executive offices of the Company are 2818 N. Sullivan Road, P.O. Box 15288, Spokane, Washington 99216-1897 and (509) 924-9900. The Company was incorporated in Washington in 1977.

BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Company issued the Original Notes on March 18, 1997 and April 15, 1997 pursuant to an exemption from registration afforded by Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to a Registration Rights Agreement between the Company and the initial purchasers of the Original Notes, the Company filed a Registration Statement on Form S-3, Commission File No. 333-28451, under which the holders of the Original Notes could resell such notes. At the time of original issuance, the Original Notes conversion price of $23.70 per share represented a 20% premium above the average daily trading price of the Common Stock for the five days preceding March 12, 1997. Since that time, the Company's Common Stock trading price has generally declined. On February 10, 1999, the closing price of the Common Stock was $8.88 per share.

     The Company intends to effect the Exchange Offer to reduce its outstanding long-term debt and to reduce the Company's debt service obligations. In addition, because the interest rate applicable to borrowings under the Company's line of credit is dependent in part on the Company's total debt, this interest rate may decline. Tendering noteholders will receive the benefit of a reduced conversion price for the Exchange Notes, which is more reflective of the current trading price of the underlying Common Stock. See "Background, Purpose and Effect of the Exchange Offer."

     The Company, its Board of Directors and its executive officers make no recommendations as to whether any noteholders should tender any or all of such noteholders' Original Notes pursuant to the Exchange Offer. Each noteholder must make the decision whether to tender the Original Notes held by such noteholder and, if so, the aggregate principal amount of Original Notes to tender. Executive officers and directors of the Company have advised the Company that they do not hold any Original Notes.

THE EXCHANGE OFFER

Expiration Time...............   5:00 p.m., New York City time, on Friday, March
                                 12, 1999, unless extended (the "Expiration
                                 Time").

Exchange Ratio................   $720 principal amount of Exchange Notes for
                                 $1,000 principal amount of Original Notes.

Determination of Conversion
Price.........................   The Conversion Price of the Exchange Notes will
                                 be determined by adding the Average Market
                                 Price (as defined below) to the result of the Average Market Price multiplied by a percentage amount (the "Conversion Price Premium"), which the Company currently expects to be in the range of 25% to 30%. The Conversion Price
                                 Premium will be determined by the Company based on market conditions no later than the tenth business day prior to the expiration date of the Exchange Offer. The "Average Market Price" will be the arithmetic average (rounded to the nearest cent) of the closing prices of the Common Stock on the Nasdaq National Market on each of the five business days ending two business days prior to the expiration date of the Exchange Offer. The determination of the Conversion Price Premium, the Average Market
                                 Price and the Conversion Price shall be made by the Company, and its determination shall be final and conclusive on all tendering noteholders. The Company intends to issue press releases setting forth the Conversion Price
                                 Premium, the Average Market Price and the
                                 Conversion Price as promptly as practicable following the Company's determination thereof.
                                 In addition, noteholders may obtain the
                                 Conversion Price Premium, the Average Market
                                 Price and the Conversion Price by calling the Company at the toll-free number provided.

Acceptance of Original Notes;
  Conditions of the Exchange
  Offer.......................   The Company will accept up to $22 million
                                 aggregate principal amount of the Original
                                 Notes (representing approximately 35% of the outstanding aggregate principal amount of the Original Notes) in the Exchange Offer. If more than $22 million aggregate principal amount of the Original Notes are tendered, the Company will allocate the notes accepted among the tendering noteholders on a pro rata basis. The
                                 Company will pay to the tendering noteholders all accrued but unpaid interest on all tendered and accepted Original Notes to (but not including) the expiration date of the Exchange
                                 Offer. The Exchange Notes will be issued only in denominations of $1,000 and integral multiples thereof. The Company will pay cash for any fractional interests in the Exchange
                                 Notes. The Exchange Offer is subject to a number of conditions as described herein. See "The Exchange
                                 Offer -- Denominations; Fractional Interests,"
                                 "-- Payment of Interest on the Tendered
                                 Original Notes" and "-- Conditions to and
                                 Amendment of the Exchange Offer."

How to Tender.................   A holder of Original Notes wishing to accept
                                 the Exchange Offer must either (a) complete the accompanying Letter of Transmittal and forward it and any other required documents to Chase
                                 Manhattan Bank and Trust Company, National
                                 Association (the "Exchange Agent") or (b) request a broker or bank to effect the transaction. Holders of Original Notes registered in the name of a broker, dealer, bank, trust company, or other nominee must contact such institution to tender their Original Notes. See "The Exchange Offer -- How to Tender."

Delivery of Securities........   The Exchange Notes will be represented by a
                                 Global Note in fully registered form, without coupons (the "Global Note"), which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository
                                 Trust Company ("DTC") in New York City.
                                 Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The Company will cause DTC to transfer interests in the Exchange
                                 Notes in exchange for Original Notes pursuant to the Exchange Offer as soon as practicable after the Expiration Time. See "The Exchange
                                 Offer -- Acceptance of Original Notes for
                                 Exchange; Delivery of Exchange Notes."

Withdrawal Rights.............   Tenders of Original Notes pursuant to the
                                 Exchange Offer may be withdrawn prior to 5:00 p.m., New York City time, on March 12, 1999, and if the Company has not previously accepted such Original Notes for exchange, after April
                                 7, 1999. Except for such rights of withdrawal, all tenders are irrevocable.

Certain United States Federal
  Income Tax Consequences.....   See "Certain United States Federal Income Tax
                                 Consequences" for a discussion of certain federal income tax consequences associated with the Exchange Offer and the ownership of the Exchange Notes, and "Risk Factors -- Certain
                                 United States Federal Income Tax Risks."

Listing and Trading of
  Securities..................   The Company's Common Stock (symbol: ITRI) is
                                 listed on the Nasdaq National Market. On
                                 February 10, 1999, the last business day before the announcement of the Exchange Offer, the closing price for the Common Stock as reported by Nasdaq was $8.88 per share. The Original
                                 Notes are not listed for trading on any
                                 exchange or automated quotation system, and trading in the Original Notes is sporadic.
                                 Accordingly, reliable historical trading information regarding the Original Notes is not available. No market currently exists with respect to the Exchange Notes, and the Company does not intend to list the Exchange Notes for trading on any exchange or automated quotation system. Accordingly, there can be no assurance that any trading market will develop for the Exchange Notes or, if developed, as to any price at which they might be traded. See "Risk
                                 Factors -- Absence of

                                 Market; Illiquidity of Securities" and "Price Range of Common Stock and Dividend Policy."

Exchange Agent and Trustee....   Chase Manhattan Bank and Trust Company,
                                 National Association will serve as the Exchange
                                 Agent for the Exchange Offer and as Trustee under the Indenture (as defined herein). See
                                 "The Exchange Offer -- Exchange Agent" and
                                 "Description of the Exchange Notes -- Regarding the Trustee."

Where to Obtain Additional
  Information.................   The Company will provide assistance or
                                 additional copies of documents in connection with the Exchange Offer, telephone no.
                                 1-800-635-5461, ext. 3440 (toll-free). See "The
                                 Exchange Offer -- Where to Obtain Additional
                                 Information."

Common Stock Outstanding......   Approximately 14,762,791 shares of Common Stock
                                 were outstanding as of January 31, 1999.

DESCRIPTION OF THE EXCHANGE NOTES

Securities Offered............   $15,840,000 aggregate principal amount of
                                 6 3/4% Convertible Subordinated Notes Due 2004.

Maturity Date.................   March 31, 2004.

Interest Payment Dates........   Interest on the Exchange Notes will accrue from
                                 the expiration date of the Exchange Offer and will be payable in cash semiannually on each March 31 and September 30, commencing September
                                 30, 1999.

Transfer Restrictions.........   Exchange Notes issued in exchange for certain
                                 Original Notes may have certain transfer restrictions until April 15, 1999. See
                                 "Background, Purpose and Effect of the Exchange
                                 Offer."

Conversion Rights.............   The Exchange Notes are convertible, in whole or
                                 in part, at the option of the holder at any time prior to the close of business on the last business day prior to the maturity date, unless previously redeemed, into shares of Common
                                 Stock at the Conversion Price per share to be determined pursuant to the formula described above, subject to adjustment in certain circumstances. Accrued interest on the Exchange
                                 Notes will not be paid in cash upon their conversion to Common Stock; any accrued interest will be deemed paid by the appropriate portion of the Common Stock received by the holder of the Exchange Notes upon such conversion. See "Description of Exchange
                                 Notes -- Conversion Rights."

Sinking Fund..................   None.

Optional Redemption...........   The Exchange Notes are redeemable, in whole or
                                 in part, at the option of the Company at any time after March 12, 2002, at the principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption. See
                                 "Description of Exchange Notes -- Optional
                                 Redemption."

Repurchase Right of Holders...   Upon the occurrence of a Change in Control,
                                 Holders may elect to require the Company to repurchase their Exchange Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest through the date of repur-chase. See "Description of Exchange
                                 Notes -- Certain Rights to Require Repurchase of Exchange Notes."

Ranking.......................   The Exchange Notes are general unsecured
                                 obligations of the Company, ranking on parity with the Original Notes, and are subordinated in right of payment to the prior payment in full of all Senior Indebtedness and effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. The Indenture does not restrict the Company's ability to incur Senior
                                 Indebtedness or additional indebtedness of the Company's subsidiaries. At September 30, 1998,
                                 Senior Indebtedness and indebtedness of the Company's subsidiaries were approximately $26.6 million, and the aggregate principal amount of outstanding Original Notes was $63.4 million.
                                 See "Description of Exchange
                                 Notes -- Subordination."

Denomination and Registration
  of Notes....................   The Exchange Notes will be represented by a
                                 Global Note in fully registered form, without coupons, which will be deposited with a custodian for, and registered in the name of a nominee of DTC in New York City. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Unless certain conditions specified in the Indenture are met, certificated Exchange Notes will not be issued in exchange for beneficial interests in the Global Note. See "Transfer Restrictions" and
                                 "Description of Exchange Notes -- Book Entry."

Use of Proceeds...............   The Company will not receive any proceeds from
                                 the Exchange Notes.

                                  RISK FACTORS

     Investment in the Exchange Notes is subject to certain risks, including those set forth below. In considering the Exchange Offer, a noteholder should carefully consider the following risk factors and all other information appearing in this Offering Circular, as well as such noteholder's particular financial circumstances, investment objectives and tax situation.

RISKS RELATING TO EXCHANGE OFFER

     Exchange Offer Subject to Certain Contingencies. The Exchange Offer is subject to certain contingencies that are not within the control of the Company. First, unless the Company amends the Exchange Offer, the Company will accept no more than $22 million aggregate principal amount of the Original Notes in the Exchange Offer. If more than $22 million aggregate principal amount of the Original Notes is validly tendered, the Company will allocate Exchange Notes among the tendering noteholders on a pro rata basis based on the aggregate principal amount of Original Notes tendered. In addition, the Exchange Offer requires qualification of the Indenture under the Trust Indenture Act and may require certain approvals or consents from government regulatory agencies and other third parties. There can be no assurance that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Exchange Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company's Board of Directors. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."

     Arbitrary Determination of Terms of the Exchange Notes. The Company has determined the terms of the Exchange Notes without retaining any independent financial advisor or investment banking firm to provide advice as to whether the terms of the Exchange Notes are fair from a financial point of view to tendering noteholders. In this regard, there can be no assurance that, if the Company were to issue subordinated debt in the capital markets, the interest rate on such debt would not be higher than 6 3/4% per annum, or that the financial and other covenants would not be more restrictive.

     Fraudulent Conveyance Considerations. Under applicable provisions of the Bankruptcy Code or comparable provisions of fraudulent transfer law, the Exchange Notes could be voided, or claims in respect of the Exchange Notes could be subordinated to all other debts of the Company if the Company, at the time it incurred its indebtedness in connection with the Exchange Offer, (i) incurred such indebtedness with the intent to hinder, delay or defraud a present or future creditor or (ii) (a) received or receives less than reasonably equivalent fair value or fair consideration and (b) (1) was or is insolvent or rendered insolvent by reason of such incurrence or (2) was or is engaged in a business or transaction for which the assets remaining with it constituted unreasonably small capital or (3) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature or (4) was a defendant in an action for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied). In addition, the payment of principal by the Company pursuant to the Exchange Notes could be voided and be required to be returned to any such present or future creditor, or to a fund for the benefit of the creditors of the Company or to any judgment creditor referred to in clause (4) above.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets at a fair valuation or if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature. There can be no assurance, however, as to what standard a court would apply in making such a determination.

RISKS RELATING TO EXCHANGE NOTES

     Ability to Service Debt; Financial Condition. Although the Exchange Offer will reduce the Company's annual debt service obligations, the funds generated by existing operations may not be at levels sufficient to enable the Company to meet its debt service obligations on the Exchange Notes and the Original Notes

(which together will be initially approximately $3.9 million annually, assuming the exchange of the maximum amount of Original Notes pursuant to the Exchange Offer) and other fixed charges. If the Company fails to achieve and maintain sufficient cash flows from operations, its ability to make payments required with respect to the remaining Original Notes and the Exchange Notes, including interest and principal payments, will depend on its ability to secure funds from other sources. There can be no assurance that cash flows from future operations of the Company, together with funds from such other sources, if any, will be sufficient to enable the Company to meet its debt service obligations. Currently, the Company has a revolving credit facility of a maximum of $35 million. Borrowings available under the facility are based on accounts receivable and inventory, in which the Company has granted the lenders a security interest. The line of credit expires on September 30, 1999. While the Company expects the credit facility to be renewed or replaced in the ordinary course, there can be no assurance that it will be renewed or replaced on terms acceptable to the Company or at sufficient levels.

     Absence of Market; Illiquidity of Securities. There is no established trading market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or on the Nasdaq National Market. There can be no assurance that an active trading market for the Exchange Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Exchange Notes fails to develop or be sustained, the trading price of such Exchange Notes could be materially adversely affected, and Holders may experience difficulty in reselling the Exchange Notes or may be unable to sell them. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the Common Stock.

     Subordination. The Exchange Notes are general unsecured obligations of the Company, ranking on parity with the Original Notes, and subordinated to all existing and future Senior Indebtedness and effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. As of September 30, 1998, the principal amount of the Company's outstanding Senior Indebtedness was approximately $26.6 million, and the outstanding aggregate principal amount of Original Notes was $63.4 million. The Indenture does not limit the amount of indebtedness, including Senior Indebtedness and indebtedness of the Company's subsidiaries, which the Company can incur or guarantee. Upon any distribution of assets of the Company pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Exchange Notes will be subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. In addition, the Company may not repurchase any Exchange Notes in certain circumstances involving a Change in Control if at such time the subordination provisions of the Indenture prohibit the Company from making payments of principal in respect of the Exchange Notes. The failure to repurchase the Notes when required would result in an Event of Default under the Indenture and might constitute a default under the terms of other indebtedness of the Company.

     Limitation on Repurchase of Exchange Notes. In certain circumstances involving a Change in Control, each Holder may require the Company to repurchase all or a portion of such Holder's Exchange Notes. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the Exchange Notes in such event may be limited by law, the Indenture and the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended at any time or from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. The Company may not have the financial ability to repurchase the Exchange Notes in the event payment of Senior Indebtedness is accelerated.

     Volatility of Share Price. The closing price of the Common Stock has ranged from $4.63 to $27.44 per share since January 1, 1997. The price of the Common Stock could continue to fluctuate significantly as a result of factors such as the Company's quarterly operating results, announcements by the Company or its competitors, changes in general conditions in the economy, the introduction of new products or technology, changes in earnings estimates by analysts or changes in the financial markets or the utility industry. In addition, in future quarters the Company's results of operations may be below the expectations of equity research analysts and investors, in which event the price of the Common Stock would likely be materially adversely affected. Further, in recent years the stock market has experienced significant price and volume fluctuations. These broad market fluctuations may materially adversely affect the market price of the Common Stock. The market price of the Exchange Notes may be materially adversely affected by declines in the market price of the Common Stock.

RISKS RELATING TO THE COMPANY'S BUSINESS

     Dependence on Utility Industry; Uncertainty Resulting From Mergers and Acquisitions and Regulatory Reform. The Company derives substantially all of its revenues from sales of its products and services to the utility industry. The Company has experienced variability of operating results on both an annual and a quarterly basis due primarily to utility purchasing patterns and delays of purchasing decisions as a result of mergers and acquisitions in the utility industry and changes or potential changes in the state and federal regulatory frameworks within which the electric utility industry operates.

     The utility industry, both domestic and foreign, is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. The Company's utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Purchases of the Company's products are, to a substantial extent, deferrable in the event that utilities reduce capital expenditures as a result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors.

     The domestic electric utility industry is currently the focus of regulatory reform initiatives in virtually every state, which initiatives have resulted in significant uncertainty for industry participants and raised concerns regarding assets that would not be considered for recovery through ratepayer charges. Consequently, many utilities are delaying purchasing decisions that involve significant capital commitments. While the Company expects some states will act on these regulatory reform initiatives in the near term, there can be no assurance that the current regulatory uncertainty will be resolved in the near future or that the advent of new regulatory frameworks will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utility companies are pursuing merger and acquisition strategies. The Company has experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, such purchase decisions are put on hold indefinitely when merger negotiations begin. The pattern of merger and acquisition activity among utilities may continue for the foreseeable future. If such merger and acquisition activity continues at its current rate or intensifies, the Company's revenues may continue to be materially adversely affected.

     Certain state regulatory agencies are considering the "unbundling" of metering and certain other services from the basic transport aspects of electricity distribution. Unbundling includes the identification of the separate costs of metering and other services and may extend to subjecting metering and other services to competition. For example, in California, the California Public Utility Commission issued a decision that does subject metering, billing and related services to competitive supply. The discontinuance of a utility's metering monopoly could have a significant impact upon the manner in which the Company markets and sells its products and services. As the customer for the Company's products and services could change from utilities alone to utilities and their competitive suppliers of metering services, the Company could also be required to modify its products and services (or develop new products and services) to meet the needs of the participants in a competitive meter services market.

     Recent Operating Losses. The Company experienced operating losses in certain quarters of each of the past three years and may experience quarterly losses in 1999. There can be no assurance that the Company will maintain consistent profitability on a quarterly or annual basis. The Company has experienced variability of quarterly results and believes its quarterly results will continue to fluctuate as a result of factors such as size and timing of significant customer orders, delays in customer purchasing decisions, timing and levels of operating expenses, shifts in product or sales channel mix, and increased competition. The Company's operating margins have been and are currently being adversely affected by excess manufacturing capacity. The Company expects competition in the AMR market to increase as current competitors and new market entrants introduce competitive products. Operating margins also may be affected by other factors. For example, the Company has entered into large Fixed Network Contracts with Duquesne and Virginia Power with margins significantly below the Company's historical margins due to competitive pressures.

     Customer Concentration. In some years, the Company's revenues are concentrated with a limited number of customers, the identity of which changes over time. The Company is from time to time dependent on large, multiyear contracts that are subject to cancellation or rescheduling by customers. Cancellation or postponement of one or more of these contracts would have a material adverse effect on the Company.

     Dependence on New Product Development. The Company has made substantial, and expects to continue to make, investments in technology development. The Company's future success will depend in part on its ability to continue to design and manufacture new competitive products and to enhance its existing products. This product development will require continued investment in order to maintain the Company's market position. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of the Company's technologies or products. Development schedules for high-technology products are subject to uncertainty, and there can be no assurance that the Company will meet its product development schedules. The Company has previously experienced significant delays and cost overruns in the development of new products, and there can be no assurance that delays or cost overruns will not be experienced in the future. Delays in new product development, including software, can result from a number of causes, including changes in product definition during the development stage, changes in customer requirements, initial failures of products or unexpected behavior of products under certain conditions, failure of third-party-supplied components to meet specifications or lack of availability of such components, unplanned interruptions caused by problems with existing products that can result in reassignment of product development resources, and other factors. Delays in the availability of new products or the inability to successfully develop products that meet customer needs could result in the loss of revenue or increased service and warranty costs, any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on the Installation, Operations and Maintenance of AMR Systems Pursuant to Outsourcing Contracts. A portion of the Company's business consists of outsourcing, wherein the Company installs, operates and maintains AMR systems that it may continue to own in order to provide meter reading and other related services to utilities and their customers. The Company currently has three outsourcing contracts. The largest of the contracts, which is with Duquesne Light Company, involves Fixed Network AMR. The other two contracts involve a Mobile AMR solution and, in one case, the AMR system has been sold on a turnkey basis. These long-term outsourcing contracts are subject to cancellation or termination in certain circumstances in the event of a material and continuing failure on the Company's part to meet contractual performance standards on a consistent basis over agreed time periods.

     Increasing Competition. The Company faces competitive pressures from a variety of companies in each of the markets it serves. In the radio-based fixed network AMR market, companies such as CellNet Data Systems, Inc., Whisper and Schlumberger, Ltd. currently offer alternative solutions to the utility industry and compete aggressively with the Company. The emerging market for fixed network AMR systems for the utility industry, together with the potential market for other applications once such fixed network systems are in place, have led communications, electronics and utility companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with the Company's Fixed Network AMR system. These competitors can be expected to offer a variety of technologies and communications approaches, as well as meter reading, installation and other services, to utilities and other industry participants.

     The Company believes that several large suppliers of equipment, services or technology to the utility industry may be developing competitive products for the AMR market. In addition, large meter manufacturers could expand their current product and services offerings so as to compete directly with the Company. To stimulate demand, and due to increasing competition in the AMR market, the Company has from time to time lowered prices on its AMR products and may continue to do so in the future. The Company also anticipates increasing competition with respect to the features and functions of such products. In the handheld systems market, Itron has encountered competition from a number of companies, resulting in margin pressures in the maturing domestic handheld systems business.

     Many of the Company's present and potential future competitors have substantially greater financial, marketing, technical and manufacturing resources, as well as greater name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

     Uncertainty of Market Acceptance of New Technology. The AMR market is evolving, and it is difficult to predict the future growth rate and size of this market with any assurance. The AMR market has not grown as quickly in recent years as the Company expected. Further market acceptance of the Company's new AMR products and systems, such as its Fixed Network products, will depend in part on the Company's ability to demonstrate cost effectiveness, and strategic and other benefits, of the Company's products and systems, the utilities' ability to justify such expenditures and the direction and pace of federal and state regulatory reform actions. In the event that the utility industry does not adopt the Company's technology or does not adopt it as quickly as the Company expects, the Company's future results will be materially and adversely affected. International market demand for AMR systems varies by country based on such factors as the regulatory and business environment, labor costs and other economic conditions.

     Rapid Technological Change. The telecommunications industry, including the data transmission segment thereof, currently is experiencing rapid and dramatic technology advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities, and private communications networks have greatly expanded communications capabilities and market opportunities. Many companies from diverse industries are actively seeking solutions for the transmission of data over traditional communications media, including radio-based and cellular telephone networks. Competitors may be capable of offering significant cost savings or other benefits to the Company's customers. There can be no assurance that technological advances will not cause the Company's technology, and potentially its inventory, to become obsolete or uneconomical.

     Availability and Regulation of Radio Spectrum. A significant portion of the Company's products use radio spectrum and in the United States are subject to regulation by the U.S. Federal Communications Commission (the "FCC"). In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and there can be no assurance that the FCC or Congress will not adopt additional changes in the future. Licenses for radio frequencies must be renewed, and there can be no assurance that any license granted to the Company or its customers will be renewed on acceptable terms, if at all. The Company has committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to the Company's products, and there can be no assurance that the Company would be able to modify its products to meet such requirements, that it would not experience delays in completing such modifications or that the cost of such modifications would not have a material adverse effect on the Company's future financial condition and results of operations.

     The Company's radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for the use the Company intends. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain the Company's planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. In the event that the unlicensed frequencies become unacceptably crowded or restrictive, and no additional frequencies are allocated, the Company's business will be materially adversely affected.

     The Company is also subject to regulatory requirements in international markets that vary by country. To the extent the Company wishes to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and power specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude the Company from selling its products.

     Dependence on Key Personnel. The Company's success depends in large part upon its ability to retain highly qualified technical and management personnel, the loss of one or more of whom could have a material adverse effect on the Company's business. The Company has retained an executive search firm to assist in finding a new CEO and President, a position currently held by Johnny Humphreys, who is also Chairman. While Mr. Humphreys intends to retain his current responsibilities until a successor is selected and will be actively involved in the affairs of the Company for an indefinite period, the Company's success will be dependent on the selection of a qualified eventual successor to Mr. Humphreys. The Company's success also depends upon its ability to continue to attract and retain highly qualified personnel in all disciplines. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel.

     Intellectual Property. While the Company believes that its patents, trademarks and other intellectual property have significant value, there can be no assurance that these patents and trademarks, or any patents or trademarks issued in the future, will provide meaningful competitive advantages. There can be no assurance that the Company's patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can also be no assurance that such rights will remain protected or that the Company's competitors will not independently develop patentable technologies that are substantially equivalent or superior to the Company's technologies.

     Dependence on Key Vendors and Internal Manufacturing Capabilities. Certain of the Company's products, subassemblies and components are procured from a single source, and others are procured only from limited sources. In particular, the Company currently obtains approximately 65% of its handheld devices from one vendor located in the United Kingdom. The Company's reliance on such components or on these sole- or limited-source vendors or subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, Itron may be affected by worldwide shortages of certain components, such as memory chips. A significant price increase in certain of such components or subassemblies could have a material adverse effect on the Company's results of operations. Although the Company believes alternative suppliers of these products, subassemblies and components are available, in the event of supply problems from the Company's sole- or limited-source vendors or subcontractors, the Company's inability to develop alternative sources of supply quickly or cost-effectively could materially impair the Company's ability to manufacture its products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of a significant interruption in production at the Company's manufacturing facilities, considerable time and effort could be required to establish an alternative production line. Depending on which production lines were affected, such a break in production would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Outsourcing Financing. The Company intends to utilize limited recourse, long-term, fixed-rate project financing for its future outsourcing contracts. It has established Itron Finance, Inc. as a wholly owned Delaware subsidiary and plans to establish bankruptcy-remote, single and special purpose subsidiaries of Itron Finance, Inc. for this purpose. Although in 1997 the Company completed the project financing of an AMR project, there can be no assurance that it will be able to effect other project financings. If the Company is unable to utilize limited recourse, long-term, fixed-rate project financing for its outsourcing contracts, its borrowing capacity will be reduced, and it may be subject to the negative effects of floating interest rates if it cannot hedge this exposure.

     International Operations. International sales and operations may be subject to risks such as the imposition of government controls, political instability, export license requirements, restrictions on the export of critical technology, currency exchange rate fluctuations, generally longer receivables collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect the Company's products to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations.

     Antitakeover Considerations. The Company has the authority to issue 10 million shares of preferred stock in one or more series and to fix the powers, designations, preferences, and relative, participating, optional or other rights thereof without any further vote or action by the Company's shareholders. The issuance of preferred stock could dilute the voting power of holders of Common Stock and could have the effect of delaying or preventing a change in control of the Company. Certain provisions of the Company's Restated Articles of Incorporation, Restated Bylaws, shareholder rights plan and employee benefit plans, as well as Washington law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

     Year 2000 Compliance. The Company instituted a Year 2000 program in 1997 to address Year 2000 issues (e.g. issues resulting from the inability of certain computer and non-information technology systems to properly recognize date-sensitive information when the year changes from 1999 to 2000). The Company has identified potential risks related to the Year 2000 problem in three areas:
(1) the Company's suppliers, (2) the internally developed software and hardware that the Company sells, and (3) the Company's internal software and hardware systems. The steps that the Company has taken to mitigate the Year 2000 problem in each of these risk areas is described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. The Company believes that it will mitigate potential Year 2000 problems by successfully implementing solutions and developing contingency plans in a timely manner. Some problems, however, may remain uncorrected, and could materially adversely affect the Company's business, financial condition, and operating results. The Company may also experience reduced sales of its products as potential and current customers reduce their budgets for meter-reading and data management solutions because of increased expenditures on their own Year 2000 compliance efforts. Any Year 2000-related problem of either the Company or its suppliers could have a material adverse effect on the Company's business, financial condition and results of operations.

     Regulatory Compliance. The Company is subject to various federal and state governmental regulations related to occupational safety and health, labor, and wage practices as well as federal, state, and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture, and disposal of toxic or other hazardous substances used to produce the Company's products. The Company believes that it is currently in material compliance with such regulations. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its production processes, cessation of operations, or other actions which could materially and adversely affect the Company's business, financial condition, and results of operations. In the ordinary course of its business, the Company uses metals, solvents, and similar materials which are stored on site. The waste created by use of these materials is transported off site on a regular basis by a state-registered waste hauler. Although the Company is not aware of any material claim or investigation with respect to these activities, there can be no assurance that such a claim may not arise in the future or that the cost of complying with governmental regulations in the future will not have a material adverse effect on the Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX RISKS

     Tax Consequences to Holders Tendering Original Notes for Exchange Notes. If the Exchange Offer constitutes a recapitalization and a reorganization for federal tax purposes, holders who purchased an Original Note at a cost greater than the fair market value of the Original Note at the time of the Exchange will not be able to recognize a loss upon the Exchange. The Exchange should constitute a reorganization for federal tax purposes. See "Certain United States Federal Income Tax Consequences to Tendering Holders."

     Tax Consequences of Exchange Offer to the Company. The Company will recognize ordinary income from cancellation of indebtedness to the extent that the aggregate "adjusted issue price" of the Original Notes exchanged for Exchange Notes exceeds the aggregate "issue price" of the Exchange Notes. Generally, the "adjusted issue price" of an Original Note is the first price at which a substantial amount of the Original Notes were sold for money. The "issue price" of an Exchange Note will be the fair market value of the Original Note on the date of the Exchange if the Original Notes or the Exchange Notes are deemed to be "traded on an established securities market" under the Code and as provided in Treasury regulations. If a substantial amount of the Exchange Notes are so traded, it is possible that under Treasury regulations the "issue price" of an Exchange Note will be the fair market value of the Exchange Note, rather than that of an Original Note, on the issue date. If neither the Original Notes nor the Exchange notes so trade, the "issue price" of an Exchange Note will be its "stated redemption price at maturity," which is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate). It is uncertain whether the Original Notes or Exchange Notes would be deemed to be "traded on an established securities market" under relevant Treasury regulations.

     If any Exchange Notes are issued with "bond issuance premium," the Company's interest deduction on the Exchange Notes will be reduced over the term of the Exchange Notes. An Exchange Note would be considered to be issued with "bond issuance premium" if its "issue price" exceeds its stated redemption price at maturity, but only to the extent such excess is not attributable to conversion features of the Exchange Note.

     Interest on Exchange Notes -- General. In general, interest will be taxable as ordinary income to a holder of the Exchange Notes at the time such amounts are accrued or received in accordance with the holder's method of accounting. See "Certain United States Federal Income Tax Consequences -- U.S. Holders".

     NOTEHOLDERS CONTEMPLATING AN EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP OF EXCHANGE NOTES RECEIVABLE IN THE EXCHANGE.

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $15,840,000 aggregate principal amount of its Exchange Notes for up to $22,000,000 aggregate principal amount of its Original Notes on the basis of $720 principal amount of Exchange Notes for each $1,000 principal amount of Original Notes outstanding.

     Unless the Exchange Offer is amended to increase the amount of Original Notes that can be accepted, the Company will accept for exchange no more than $22,000,000 aggregate principal amount of the Original Notes. If more than $22,000,000 aggregate principal amount of the Original Notes is tendered, the Company will allocate its acceptance of the Original Notes among the tendering noteholders on a pro rata basis. The Exchange Offer is subject to a number of additional conditions. See "-- Conditions to and Amendment of the Exchange Offer."

     For a more complete description of the Exchange Notes, see "Description of the Exchange Notes." See also "Certain United States Federal Income Tax Consequences."

     Tendering noteholders will not be obligated to pay brokerage commissions or fees or, subject to Instruction 9 of the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses of the Exchange Agent and the Trustee in connection with the Exchange Offer. See
"-- Payment of Expenses."

EXPIRATION TIME, EXTENSIONS, TERMINATION AND AMENDMENTS

     The Exchange Offer will terminate at 5:00 p.m., New York City time, on Friday, March 12, 1999, unless extended by the Company in its sole discretion. During any extension of the Exchange Offer, all Original Notes previously tendered and not yet exchanged will remain subject to the Exchange Offer (subject to withdrawal rights specified herein) and may be accepted for exchange by the Company. The later of 5:00 p.m., New York City time, on Friday, March 12, 1999, and the latest time and date to which the Exchange Offer may be extended, is referred to herein as the "Expiration Time."

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open by giving oral or written notice to Chase Manhattan Bank and Trust Company, National Association (the "Exchange Agent") of such extension prior to 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. The Company also expressly reserves the right (i) to terminate the Exchange Offer and not accept for exchange any Shares not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under "-- Conditions to and Amendment of the Exchange Offer" and (ii) to amend the Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have an obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

HOW TO TENDER

     Except as set forth below, for a noteholder to duly tender the Original Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message, as defined in the Letter of Transmittal, in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Time at the address specified below under "-- Exchange Agent." LETTERS OF TRANSMITTAL SHOULD NOT BE SENT TO ITRON. Because the Original Notes are represented by three global notes and interests therein remain uncertificated, a tendering noteholder need not send certificates representing the

Original Notes. Signatures on Letters of Transmittal need not be guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States ("Eligible Institution"), provided the Original Notes tendered pursuant thereto are tendered (i) by a registered holder of the Original Notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In all other cases, signatures must be guaranteed by an Eligible Institution. If Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Letter of Transmittal must be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to the Company, duly executed by the registered holder, with the signature thereon guaranteed as aforesaid.

     Tendering noteholders are required under federal income tax law to provide a correct Taxpayer Identification Number on a Substitute Form W-9, which is included, together with guidelines relating to the form, with the Letter of Transmittal. Failure to complete and return this Substitute Form W-9 to the Exchange Agent may subject a stockholder to a $50 penalty imposed by the Internal Revenue Service (the "IRS") and will result in backup withholding of 31% on interest and other payments with respect to the Exchange Notes.

     The method of delivery of all documents required to duly tender the Original Notes is at the election and risk of the tendering noteholder but delivery by registered mail with return receipt requested, properly insured, is recommended.

     If a noteholder desires to tender Original Notes and the procedure for book-entry transfer cannot be timely completed or time will not permit such holder's Letter of Transmittal and other required documents to reach the Exchange Agent before the Expiration Time, such holder's tender may be effected if

          (a) such tender is made through an Eligible Institution;

          (b) prior to the Expiration Time, the Exchange Agent has received a Notice of Guaranteed Delivery, in substantially the form provided by the Company herewith, from such Eligible Institution setting forth the name and address of the holder of such Original Notes and the aggregate principal amount of the Original Notes tendered and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq trading days after the date of such telegram, facsimile transmission or letter, the Letter of Transmittal and any other documents required by the Letter of Transmittal (or Agent's Message in lieu thereof), will be deposited by such Eligible Institution with the Exchange Agent; and

          (c) such Letter of Transmittal (or Agent's Message in lieu thereof) and other required documents are received by the Exchange Agent within three Nasdaq trading days after the date of such telegram, facsimile transmission or letter.

     The acceptance by a noteholder of the Exchange Offer pursuant to one of the procedures set forth above will constitute an agreement between the noteholder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

     The Company will accept Original Notes by giving notice thereof to the Exchange Agent.

     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determinations shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of Original Notes will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notification.

WITHDRAWAL RIGHTS

     All tenders duly and validly made are irrevocable, except that Original Notes tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Time, and unless theretofore accepted for exchange as provided in the Exchange Offer, may also be withdrawn after 5:00 p.m., New York City time, on April 7, 1999.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on a timely basis at one of the addresses specified under "-- Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Original Notes to be withdrawn, the names in which the Original Notes are registered if different from that of the tendering noteholder, and the aggregate principal amount of Original Notes to be withdrawn. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determinations shall be final and binding. Any Original Notes effectively withdrawn will be deemed not to have been duly tendered for purposes of the Exchange Offer.

     Neither the Company nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. However, the Exchange Agent will attempt to correct any defective tenders by contacting the tendering noteholder. Withdrawals of tenders of Original Notes may not be rescinded, and any Original Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Original Notes may be retendered by following one of the procedures described under "-- How to Tender" at any time prior to the Expiration Time.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn will be made promptly after the Expiration Time. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering noteholders for the purposes of receiving Exchange Notes from the Company and transmitting such securities to such noteholders. If the Company should extend the Exchange Offer or be delayed in consummation of the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent acting on behalf of the Company may retain tendered Original Notes, and such Original Notes may not be withdrawn, subject to the withdrawal rights of tendering noteholders set forth above under "-- Withdrawal Rights." Tendered Original Notes not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer as a result of the existence of a condition set forth below under "-- Conditions to and Amendment of the Exchange Offer" or for any other reason, will be credited on the Global Notes maintained within DTC as promptly as practicable following the expiration or termination of the Exchange Offer.

     Delivery of Exchange Notes in exchange for Original Notes tendered pursuant to the Exchange Offer will be made by the Company to the Exchange Agent, as agent for the tendering noteholders, only after the Exchange Agent receives confirmation of the book-entry transfer of such Original Notes into the Exchange Agent's account at DTC a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message, and any other required documents.

DENOMINATIONS; FRACTIONAL INTERESTS

     The Exchange Notes will be issued only in denominations of $1,000 and integral multiples thereof. Fractional interests with respect to the Exchange Notes will not be distributed to tendering noteholders. The Company will issue the maximum whole number of Exchange Notes possible for tendered Original Notes. The Company will pay cash for any fractional interests in the Exchange Notes, calculated by multiplying the principal amount of the Original Notes tendered by .720, and subtracting from the result the aggregate principal amount of Exchange Notes issued. Cash paid in lieu of any fractional interests in the Exchange Notes will be paid to tendering noteholders as soon as practicable after the expiration of the Exchange Offer.

PRORATION IF ORIGINAL NOTES TENDERED EXCEED MAXIMUM

     Unless the Exchange Offer is amended, if noteholders validly tender more than $22 million aggregate principal amount of the Original Notes, the Company will accept for exchange no more than $22 million aggregate principal amount of the Original Notes. In such event, Exchange Notes will be allocated to tendering noteholders on a pro rata basis based on the aggregate principal amount of the Original Notes tendered by each tendering noteholder. The Company will accept from each tendering noteholder that aggregate principal amount of the Original Notes equal to $22 million multiplied by a fraction, the numerator of which is the aggregate principal amount of the Original Notes validly tendered by such tendering noteholder and the denominator of which is the total aggregate principal amount of the Original Notes validly tendered by all tendering noteholders. The aggregate principal amount of the Original Notes will be rounded up or down as nearly as practicable to result in the tender of whole Original Notes rather than fractional Original Notes. Any Original Notes not accepted by the Company as a result of the allocation described above will be credited to the tendering noteholders' account.

PAYMENT OF INTEREST ON THE TENDERED ORIGINAL NOTES

     The Company will pay all accrued but unpaid interest on all tendered and accepted Original Notes to the tendering noteholders. Interest on all tendered and accepted Original Notes will accrue up to but not including the expiration date of the Exchange Offer. Interest on the tendered and accepted Original Notes will be paid to the tendering noteholders on March 31, 1999, the same date on which interest is to be paid on the outstanding Original Notes, pursuant to the Indenture for the Original Notes dated March 12, 1997 between the Company and Chase Manhattan Bank and Trust Company, National Association (formerly known as Chemical Trust Company of California).

CONDITIONS TO AND AMENDMENT OF THE EXCHANGE OFFER

     Unless the Exchange Offer is amended, the Company may accept up to $22 million aggregate principal amount of the Original Notes validly tendered (representing approximately 35% of the outstanding aggregate principal amount of Original Notes as of February 10, 1999). If more than $22 million aggregate principal amount of Original Notes is tendered, the Company will accept no more than $22 million aggregate principal amount of Original Notes to be allocated among the tendering noteholders on a pro rata basis as described under "-- Proration if Original Notes Tendered Exceed Maximum." The Exchange Offer is subject to other conditions described below.

     An application will be filed with the Commission for qualification of the Indenture under which the Exchange Notes will be issued under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Offer is conditioned upon the Indenture being qualified under the Trust Indenture Act. In addition to the foregoing conditions, the Company may decline to accept any Original Notes in exchange for Exchange Notes and may withdraw the Exchange Offer as to Original Notes not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in the Company's sole judgment, makes it inadvisable to proceed with such acceptance:

          (a) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of Original Notes pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or
     (ii) otherwise materially adversely affecting the Company, or there shall have occurred any existing action or proceeding with respect to the Company;

          (b) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consumma-tion of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

          (c) any state of war, national emergency, banking moratorium or suspension of payments by banks in the State of New York shall have occurred, or any currency or exchange control laws or regulations or general suspension of trading or limitation on prices on Nasdaq shall have been imposed, or there shall have occurred a material adverse change in the securities markets generally;

          (d) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained;

          (e) the Exchange Offer would result in the Company's Common Stock being delisted from the Nasdaq National Market; or

          (f) any change, or development involving a prospective change, in or affecting the business or financial affairs of the Company shall have occurred.

     The Company reserves the right to waive any of the foregoing conditions. The Company also reserves the right to amend the Exchange Offer by public announcement of any amendment. The Exchange Offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

EXCHANGE AGENT

     Chase Manhattan Bank and Trust Company, National Association has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                      By Mail, Hand or Overnight Delivery:
          CHASE MANHATTAN BANK AND TRUST COMPANY, NATIONAL ASSOCIATION
                 c/o Chase Bank of Texas, National Association
                            Corporate Trust Services
                          1201 Main Street, 18th Floor
                                Dallas, TX 75202
                     Attention: Frank Ivins (CONFIDENTIAL)

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (214) 672-5746

                             Confirm by Telephone:
                           Frank Ivins (214) 672-5678

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

WHERE TO OBTAIN ADDITIONAL INFORMATION

     The Company will provide further assistance or additional copies of documents pursuant to the Exchange Offer. Noteholders with questions regarding the Exchange Offer should call the Company toll-free at 1-800-635-5461, ext. 3440 or write to the Company at:
                                  Itron, Inc.
                             2818 N. Sullivan Road
                                 P.O. Box 15288
                         Spokane, Washington 99216-1897
                         Attention: Investor Relations

     LETTERS OF TRANSMITTAL SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO THE COMPANY. See "-- How to Tender" and "-- Exchange Agent."

NO FINANCIAL ADVISOR

     No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the Exchange Offer to holders of the Original Notes or to solicit exchanges of Original Notes for Exchange Notes. However, the Company has determined the terms of the Exchange Offer and the Exchange Notes primarily pursuant to discussions with a significant holder of the Original Notes, and believes that the terms and conditions of the Exchange Offer and the Exchange Notes reflect the current fair market value of the Original Notes.

PAYMENT OF EXPENSES

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act, afforded by
Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Original Notes. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

     The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Original Notes held of record by such persons and in handling or forwarding tenders and consents for their customers.

              BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On March 18, 1997, Itron closed a private placement of $60,000,000 aggregate principal amount of Original Notes, pursuant to an exemption from registration under Rule 144A and Regulation S of the Securities Act, with Credit Suisse First Boston Corporation and Hambrecht & Quist LLC as the initial purchasers. An additional $3,400,000 aggregate principal amount of Original Notes was issued on April 15, 1997 pursuant to the exercise of an over-allotment option granted to the initial purchasers. The purpose of the private placement was to raise funds to reduce the Company's outstanding balance on its line of credit, as well as raise capital for the funding of Itron's business operations, in particular its outsourcing contracts.

     Pursuant to a Registration Rights Agreement dated March 12, 1997, the Company registered the Original Notes on a Registration Statement on Form S-3 filed June 3, 1997, Commission File No. 333-28451. Holders of the Original Notes that were named as selling noteholders in the Registration Statement were able to initiate public resales of the Original Notes by complying with the prospectus delivery requirements under the Securities Act.

     At the time of original issuance, the Original Notes conversion price of $23.70 per share represented a 20% premium above the average daily trading price of the Common Stock for the five days preceding March 12, 1997. Since original issuance and up to and including February 10, 1999, the closing price of the Company's Common Stock has dropped as low as $4.63 per share as reported on Nasdaq. Various factors have caused the decline of the Common Stock trading price, including reported losses by the Company, competitive pressures within the Company's industry, mergers and consolidations of the electric utility industry, the general volatility of the stock market, and other factors beyond the Company's control.

     The Company has decided to offer the Exchange Notes to reduce the Company's outstanding long-term debt and to reduce the Company's debt service obligations. Outstanding long-term debt will be reduced $6.16 million and the Company expects to report a pre-tax gain on extinguishment of debt of $5.439 million in the first quarter of 1999, assuming the Exchange Offer closes by March 31, 1999. In addition, because the interest rate applicable to borrowings under the Company's line of credit is dependent in part on the Company's total debt, this interest rate may decline. The Exchange Offer provides tendering noteholders with an opportunity to exchange the Original Notes, with a conversion price of $23.70, for the Exchange Notes, which will have a Conversion Price that is reflective of the current trading price of the Common Stock.

     The lower interest expense associated with the Exchange Notes is expected to result in higher basic earnings per share. The lower Conversion Price of the Exchange Notes compared to the conversion price of the Original Notes, and the corresponding increase in the number of shares which could be issued upon conversion may result in decreased diluted earnings per share. The impact of the Original Notes and the Exchange Notes on diluted earnings per share is computed by assuming all notes are converted and interest on the notes is no longer paid (the "if converted" method). The result of the if converted computation is anti-dilutive at low basic earnings per share and dilutive at higher basic earnings per share. The result of the consummation of the Exchange Offer will be to lower the point at which there is dilution and to increase the amount of such dilution. The pro forma information set forth in the section captioned "Summary Selected and Pro Forma Financial Data" indicates that earnings per share for the year ended December 31, 1997 would have increased slightly (i.e., the result of the Exchange Offer would have been anti-dilutive) and the loss per share for the nine months ended September 30, 1998 would have decreased slightly (i.e., the result of the Exchange Offer would have been anti-dilutive).

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act afforded by
Section 3(a)(9) thereof. As a result, restrictions on the transferability of the Exchange Notes will depend upon the character of the Original Notes tendered by the noteholders. Original Notes which have been transferred under the resale Registration Statement described above (which Original Notes have the CUSIP Number 465741-AC-0) are freely transferable and, accordingly, the Exchange Notes issued in exchange therefor will be freely transferable upon issuance. Original Notes that have not been transferred under the resale Registration Statement and
(a) were originally issued under Regulation S (CUSIP Number U13126-AA-2) ("Regulation S Original Notes") will become transferable under Rule 144(k) on March 18, 1999, or (b) were originally issued under Rule 144A (CUSIP

Number 465741-AA-4) ("Rule 144A Original Notes") will become transferable under Rule 144(k) on April 15, 1999. Accordingly, transfers of Exchange Notes issued in exchange for Regulation S Original Notes or Rule 144A Original Notes may be made only pursuant to applicable exemptions from registration until March 18, 1999 and April 15, 1999, respectively (which dates are two years from the latest date of original issuance of the Regulation S Original Notes and the Rule 144A Original Notes). The Company does not intend to apply for listing or quotation of the Exchange Notes on any exchange or automated quotation system. As a result, there can be no guarantee that a market will develop for the Exchange Notes.

     The Company, its Board of Directors and its executive officers make no recommendations as to whether any noteholders should tender any or all of such noteholders' Original Notes pursuant to the Exchange Offer. Each noteholder must make the decision whether to tender the Original Notes held by such noteholder and, if so, the aggregate principal amount of Original Notes to tender. Executive officers and directors of the Company have advised the Company that they do not hold any Original Notes.

     Holders of the Original Notes contemplating the Exchange Offer should consider that the Company has not retained any financial advisor or investment banking firm to assist the Company in determining the price and terms of the Exchange Notes or whether the consideration offered in the Exchange Offer is adequate to tendering noteholders. The Company also has not requested any report, opinion, or appraisal relating to the fairness of the consideration being offered pursuant to the Exchange Offer. For a discussion of risk factors that should be taken into account in considering the Exchange Offer, see "Risk Factors."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1998, and pro forma to give effect to the issuance of Exchange Notes assuming the maximum number of Original Notes were tendered as if such exchange had occurred on September 30, 1998.

                                                               SEPTEMBER 30, 1998
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ---------
                                                                 (IN THOUSANDS)
Bank line of credit.........................................  $ 11,590    $ 11,590
Current leases payable......................................       467         467
Long-term debt:
  Mortgage notes payable....................................     6,281       6,281
  Leases payable............................................       430         430
  Project financing.........................................     7,843       7,843
  Original 6 3/4% Convertible Subordinated Notes Due 2004...    63,400      41,400
  Exchange 6 3/4% Convertible Subordinated Notes Due 2004...        --      15,840
                                                              --------    --------
          Total long-term debt..............................    77,954      71,794
                                                              --------    --------
          Total debt........................................    90,011      83,851
Shareholder's equity:
  Common Stock, no par value: 75,000,000 shares authorized,
     14,633,110 shares outstanding..........................   105,618     105,618
  Retained earnings.........................................     9,463      12,959(1)
  Other.....................................................    (1,147)     (1,147)
                                                              --------    --------
          Total shareholders' equity........................   113,934     117,430
                                                              --------    --------
          Total capitalization..............................  $203,945    $201,281
                                                              ========    ========

---------------
(1) Retained earnings has been adjusted to reflect an extraordinary gain on extinguishment of debt, net of income tax, of $3.496 million which the Company will recognize in the first quarter of 1999, assuming the Exchange Offer closes by March 31, 1999.

                       SUMMARY SELECTED CONSOLIDATED AND
                            PRO FORMA FINANCIAL DATA

     The selected historical data presented below as of December 31, 1995, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, are derived from the consolidated financial statements of the Company. The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, audited by Deloitte & Touche LLP, independent auditors, have been incorporated herein by reference. The selected historical data presented below for the nine-month periods ended September 30, 1998 and 1997, and as of September 30, 1998 and 1997, are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year.

     The unaudited consolidated pro forma statement of operations data and per share data for the year ended December 31, 1997 and for the nine months ended September 30, 1998 set forth the effect of the issuance of the Original Notes, adjusted for the issuance of the Exchange Notes, assuming the maximum number of the Original Notes were tendered, as if these transactions had occurred on January 1, 1997.

     The unaudited consolidated pro forma balance sheet data as of September 30, 1998 sets forth the effect of the issuance of the Exchange Notes assuming the maximum number of the Original Notes were tendered, as if such exchange had occurred on September 30, 1998.

     The unaudited consolidated pro forma data are not necessarily indicative of what the Company's actual statement of operations data, per share data, balance sheet data or other data would have been as of the date or for the periods indicated, nor do they purport to represent such data for the Company or for any future period or date.

     For additional information, see the Consolidated Financial Statements and notes thereto of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (as amended), and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998, which are incorporated in this Offering Circular by reference.

                                                                                                    NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                              ------------------------------------------     -------------------------------
                                                                               PRO FORMA                           PRO FORMA
                                                1995       1996       1997       1997          1997       1998       1998
                                              --------   --------   --------   ---------     --------   --------   ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues....................................
AMR systems.................................  $ 98,724   $129,576   $143,472   $143,472      $ 96,655   $130,102   $130,102
Handheld systems............................    60,952     45,084     49,409     49,409        35,714     33,226     33,226
Outsourcing.................................     1,659      2,924     23,236     23,236        19,373     15,988     15,988
                                              --------   --------   --------   --------      --------   --------   --------
Total revenues..............................   161,335    177,584    216,117    216,117       151,742    179,316    179,316
Cost of revenues............................    89,596    104,708    135,359    135,359        96,732    123,522    123,522
                                              --------   --------   --------   --------      --------   --------   --------
Gross profit................................    71,739     72,876     80,758     80,758        55,010     55,794     55,794
Operating expenses..........................
Sales and marketing.........................    20,054     28,847     29,613     29,613        21,385     20,211     20,211
Product development.........................    27,080     33,285     32,220     32,220        23,481     26,354     26,354
General and administrative..................     7,589     10,970     12,064     12,064         8,568      9,423      9,423
Restructuring charges.......................        --         --         --         --            --      3,247      3,247
Amortization of intangibles.................     2,336      1,542      2,190      2,190         1,611      1,776      1,776
                                              --------   --------   --------   --------      --------   --------   --------
Total operating expenses....................    57,059     74,644     76,087     76,087        55,045     61,011     61,011
                                              --------   --------   --------   --------      --------   --------   --------
Operating income (loss).....................    14,680     (1,768)     4,671      4,671           (35)    (5,217)    (5,217)
Other income (expense):
  Equity in affiliates......................        --        (50)    (1,120)    (1,120)         (355)    (1,224)    (1,224)
  Gain on sale of business interest.........        --         --      2,000      2,000            --         --         --
  Interest, net.............................     1,721       (316)    (3,916)    (3,759)(1)    (3,206)    (4,611)    (4,299)(2)
                                              --------   --------   --------   --------      --------   --------   --------
Total other income (expense)................     1,721       (366)    (3,036)    (2,879)       (3,561)    (5,835)    (5,523)
Income (loss) before taxes..................    16,401     (2,134)     1,635      1,792        (3,596)   (11,052)   (10,740)
Income tax (provision) benefit..............    (5,250)       670       (625)      (685)        1,305      4,200      4,082
                                              --------   --------   --------   --------      --------   --------   --------
Net income (loss)...........................  $ 11,151   $ (1,464)  $  1,010   $  1,107      $ (2,291)  $ (6,852)  $ (6,658)
                                              ========   ========   ========   ========      ========   ========   ========
PER SHARE DATA
Basic earnings (loss) per share.............  $    .85   $   (.11)  $    .07   $    .08      $   (.16)  $   (.47)  $   (.45)
Diluted earnings (loss) per share...........       .81       (.11)       .07        .08(3)       (.16)      (.47)      (.45)(3)
Weighted average shares outstanding.........    13,095     13,297     14,118     14,118        13,959     14,660     14,660
Diluted shares outstanding..................    13,775     13,297     14,562     14,118(3)     13,959     14,660     14,660(3)
BALANCE SHEET DATA
Working capital.............................  $ 64,536   $ 26,239   $ 68,307                 $ 59,419   $ 60,066   $ 51,552(4)
Total assets................................   149,718    186,671    240,211                  224,371    240,552    234,392(5)
Total debt..................................     5,668     39,502     73,814                   71,326     89,114     83,851(6)
Shareholders' equity........................    11,273    114,222    120,427                  116,548    113,934    117,430(7)
OTHER DATA
Ratio of earnings to fixed charges(8).......      84.3x        --        1.1x       1.1x           --         --         --
EBITDA(9)...................................  $ 24,968   $  9,311   $ 22,607   $ 23,370      $ 12,465   $  8,637   $  8,637
Ratio of EBITDA to fixed charges(10)........     126.7x        64x       4.4x       4.0x          3.4x       1.9x       2.0x
Capital Expenditures:
  Equipment used in outsourcing.............     2,396     17,254     27,478     27,478        22,308      9,296      9,296
  Other plant and equipment.................    16,594     27,500      9,329      9,329         7,863      5,202      5,202

---------------

 (1) Interest, net has been adjusted as follows:

      (a) Interest expense has been increased $511,000 to reflect 12 months of interest expense on $57.24 million aggregate principal outstanding in lieu of historical interest expense of $3.353 million on $63.4 million aggregate principal outstanding since issuance of the Original Notes in March and April 1997.

      (b) Amortization of debt issuance costs has been increased by a net amount of $94,000 to reflect 12 months in lieu of nine months of amortization and lower costs for the issuance of Exchange Notes.

      (c) Interest income has been increased $285,000 to reflect the assumption that approximately $22 million of proceeds in excess of the Company's outstanding line of credit at January 1, 1997 (approximately $33 million) would have been invested at 6.2% for 2 1/2 months.

      (d) Interest expense has been decreased by $477,000 to reflect the assumption that the proceeds from the issuance of the notes were used to reduce the Company's outstanding line of credit from January 1, 1997 to date of issuance of the Original Notes.

 (2) Interest, net has been decreased by $312,000 to reflect application of the 6 3/4% interest rate on a lower aggregate principal balance.

 (3) Pro forma diluted earnings per share for the year ended December 31, 1997 and nine months ended September 30, 1998 have been calculated by dividing pro forma net income by 14,118,000 and 14,660,000 shares outstanding, respectively. Shares outstanding have been determined assuming the Exchange Notes are issued with a Conversion Price based on a 25% premium on an assumed common share price of $8.125. Using the "if converted" method, the effect of the Exchange Offer is anti-dilutive in both periods.

 (4) Working capital has been decreased to reflect the $6.16 million reduction in proceeds, net of a $185,000 reduction in debt issuance costs and income taxes of $2.143 million.

 (5) Total assets have been reduced to reflect lower proceeds offset by lower debt issuance costs.

 (6) Total debt has been reduced to reflect $6.16 million of reduced principal outstanding.

 (7) Shareholders' equity has been increased to reflect an extraordinary gain on extinguishment of debt, net of income tax, of $3.496 million resulting from the Exchange Offer.

 (8) For purposes of this calculation, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest on indebtedness, whether expensed or capitalized. The deficiency for purposes of calculating the ratio of earnings to fixed charges for the year ended December 31, 1996 was $1.3 million and $422,000, $6.513 million and $6.513 million for the nine-month periods ended September 30, 1997 and 1998 and pro forma September 30, 1998, respectively.

 (9) EBITDA (earnings before interest expense, taxes, depreciation and amortization) is presented because the Company believes that it allows for a more complete analysis of the Company's results of operations. This information should not be considered as an alternative to, nor is there any implication that this information is more meaningful than, any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as operating income (loss), net income (loss) or cash provided by or used in operating, investing and financing activities). This information should not be considered as an indicator of the Company's overall financial performance. Additionally, EBITDA as reported herein may not be comparable to similarly titled measures reported by other companies.

(10) For the purposes of this calculation, fixed charges consist of interest on indebtedness, whether expensed or capitalized.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "ITRI." The high and low closing sales prices of the Common Stock as reported by Nasdaq since January 1, 1997, are set forth below.

                                                              HIGH      LOW
                                                             ------    ------
YEAR ENDED DECEMBER 31, 1997
First Quarter..............................................  $24.75    $16.75
Second Quarter.............................................   27.44     19.25
Third Quarter..............................................   27.00     22.13
Fourth Quarter.............................................   26.63     15.25

YEAR ENDED DECEMBER 31, 1998
First Quarter..............................................  $21.69    $15.69
Second Quarter.............................................   20.63     12.75
Third Quarter..............................................   13.50      6.38
Fourth Quarter.............................................    9.50      4.63

YEAR ENDING DECEMBER 31, 1999
First Quarter (through February 10, 1999)..................  $ 9.40    $ 7.19

     On February 10, 1999, the closing price per share of the Common Stock as reported by Nasdaq was $8.88. On January 31, 1999, there were approximately 600 holders of record of the Company's Common Stock.

     Cash dividends have never been paid on Itron's Common Stock. The Company presently intends to retain earnings and does not anticipate that cash dividends will be paid on its Common Stock in the foreseeable future. The Company acquired Utility Translation Systems, Inc. ("UTS") on March 25, 1996 in a pooling-of-interests business combination. Accordingly, the Company's historical financial statements reflect dividends paid by UTS in 1996 and prior periods.

     The Original Notes are not traded on an established securities market, and accordingly no reliable historical trading information is available. The Company is aware that certain investment banking firms make a market in the Original Notes, and that there have been trades in the Original Notes from time to time. The Company believes that the Original Notes have traded at a discount to their principal amount since early 1998, and that bid and ask prices for the Original Notes during the second half of 1998 and early 1999 have ranged from approximately $650 to $720 per $1,000 principal amount of Original Notes. However, there may not have been any actual trades of Original Notes in this range, and trades of Original Notes may have taken place at prices higher or lower than this range.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under an indenture (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, National Association (the "Trustee"). The following summary of certain provisions of the Indenture and description of the Exchange Notes is a summary of the material terms of the Exchange Notes. However, such summary is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Offering Circular. Whenever particular Sections or defined terms of the Indenture (or of the form of the Exchange Note that is a part thereof) are referred to, such Sections or defined terms are incorporated in their entirety herein by reference.

GENERAL

     The Exchange Notes in an aggregate principal amount of up to $15,840,000 are unsecured, subordinated general obligations of the Company, and will mature on March 31, 2004. The Exchange Notes will bear interest at a rate of 6 3/4% per annum commencing on March 12, 1999, or from the most recent Interest Payment Date on which interest has been paid or provided for. Interest is payable semiannually on March 31 and September 30 of each year, commencing September 30, 1999, to the Person in whose name the Exchange Note (or any predecessor Exchange
Note) is registered at the close of business on the preceding March 15 or September 15 (whether or not a Business Day (as defined below)), as the case may be. Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Company has appointed the Trustee as registrar, Paying Agent and transfer agent of the Exchange Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Exchange Notes represented by one or more global Exchange Notes (the "Global Exchange Notes") and accepting Exchange Notes for exchange and registration of transfer, (ii) ensuring that payments of principal and interest with respect to the Exchange Notes received by the Trustee from the Company are duly paid to the depositories or their respective nominees, and (iii) transmitting to the Company any notices from Holders.

     Payments of principal of and interest on the Exchange Notes will be made at the office of the Trustee or its agent in New York, New York or, at the option of the Holder and subject to any fiscal or other laws and regulations applicable thereto, at the corporate trust office of the Trustee or any Paying Agent outside New York, New York. Payment in respect of principal on Exchange Notes will be made only against surrender of such Exchange Notes and will be made by U.S. dollar check drawn on a bank in New York City or, for Holders of at least $2,000,000 of Exchange Notes, by wire transfer to an account maintained by the payee with a bank in the United States or Europe, provided that a written request from such Holder to such effect is received by the Trustee or any Paying Agent no later than 15 days prior to the relevant payment date. Payment in respect of interest on each Interest Payment Date with respect to any such Exchange Note will be made to the Person in whose name such Exchange Note is registered on the relevant Record Date by U.S. dollar check drawn on a bank in New York, New York or, for Holders of at least $2,000,000 of Exchange Notes, by wire transfer to an account maintained by the payee with a bank in the United States or Europe, provided that a written request from such Holder to such effect is received by the Trustee or any Paying Agent no later than the relevant Record Date. Unless such designation is revoked, any such designation made by such Person with respect to such Exchange Note will remain in effect with respect to any future payments with respect to such Exchange Note payable to such Person. The Company will pay any administrative costs imposed by banks in connection with remitting payments by wire transfer.

     If the due date for payment of any amount in respect of principal or interest on any Exchange Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place and shall not be entitled to any further interest or other payment in respect of any such delay. As used in the Indenture regarding payment, "Business Day" means a day on which banks are open for business and carrying out transactions in U.S. dollars in the relevant place of payment.

     Subject to certain limitations set forth in the Indenture, the Company reserves the right at any time to vary or terminate the appointment of the Trustee or any Paying Agent with or without cause and to appoint another Trustee or additional or other Paying Agents and to approve any change in the specified offices through which any Paying Agent acts.

CONVERSION RIGHTS

     The Exchange Notes are convertible, in whole or in part, into Common Stock at the option of the Holder at any time prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed, initially at the Conversion Price determined as indicated on the cover page of this Offering Circular. The right to convert the Exchange Notes called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date unless the Company defaults in making the payment due on the Redemption Date. For information as to notices of redemption, see "-- Optional Redemption."

     If the Company, by means of dividend or otherwise, declares or makes a distribution in respect of the Common Stock referred to in clause (iv) or (v) below, the Holder of each Exchange Note, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause
(iv) or (v) below, will be entitled to receive for each share of Common Stock into which such Exchange Note is converted that portion of the evidences of indebtedness, shares of capital stock, cash and other property so distributed which is applicable to one share of Common Stock; provided, however, that the Company may, with respect to all Holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such Holder cash equal to the fair market value thereof.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the payment of dividends (and other distributions) of Common Stock on any class of capital stock of the Company; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined) thereof; (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in clause (ii) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause (i) above); (v) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 10% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the current market price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (vi) the successful completion of a tender or exchange offer made by the Company or any Subsidiary for the Common Stock which involves an aggregate consideration that, together with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for Common Stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of Common Stock made within the preceding 12 months, exceeds 10% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

     In the event that the Company distributes rights or warrants (other than those referred to in clause (ii) of the preceding paragraph) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Holder of any Exchange Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the Conversion Shares, a number of rights or warrants to be determined as follows:
(i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of conversion shares is entitled to at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Exchange Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The Conversion Price of the Exchange Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, each Exchange Note then outstanding would, without the consent of any Holders, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a Holder of the number of shares of Common Stock that would have been received by such Holder immediately prior to such transaction if such Holder had converted its Exchange Note.

     Fractional shares of Common Stock will not be issued upon conversion, but in lieu thereof, the Company will pay a cash adjustment based upon market price.

     Except as described in this paragraph, no Holder will be entitled, upon conversion thereof, to any actual payment or adjustment on account of accrued and unpaid interest (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Common Stock received by the Holders upon such conversion) or on account of dividends on shares of Common Stock issued in connection therewith. Exchange Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (except Exchange Notes called for redemption on a Redemption Date within such period between and including such Regular Record Date and such Interest Payment Date) must be accompanied by payment to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount converted.

     If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the conversion price adjustment provisions of the Indenture, the conversion price of the Exchange Notes is reduced, such reduction may be deemed to be the receipt of taxable income to Holders of Exchange Notes.

     In addition, the Company may make such reductions in the conversion price as the Company's Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

OPTIONAL REDEMPTION

     The Exchange Notes may be redeemed at the Company's option, in whole or in part, on at least 20 but not more than 60 days' notice by mail to the registered Holders thereof, at any time after March 12, 2002 at 100% of the principal amount thereof, together with accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders of record on any Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to such Redemption Date). If less than all of the Exchange Notes are to be redeemed, the Trustee will select or cause to be selected the Exchange Notes by such method as it deems fair and appropriate and which may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

     No sinking fund will be provided for the Exchange Notes.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF EXCHANGE NOTES

     In the event a Change in Control occurs, each Holder will have the right, at its option, to require the Company to repurchase all or any part of such Holder's Exchange Notes on the date (the "Repurchase Date") fixed by the Company that is not less than 30 days or more than 45 days after the date the Company gives notice of the Change in Control, at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest through the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with a Paying Agent an amount of money sufficient to pay the aggregate Repurchase Price of the Exchange Notes which is to be paid on the Repurchase Date.

     The Company may not repurchase any Exchange Note pursuant to the preceding paragraph at any time when the subordination provisions of the Indenture otherwise would prohibit the Company from making payments of principal in respect of the Exchange Notes. Failure by the Company to repurchase the Exchange Notes when required under the preceding paragraph will constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the Company knows or reasonably should know that a Change in Control has occurred, the Company will be required to mail to all Holders a notice (the "Company Notice") of the occurrence of such Change in Control, the date by which the repurchase right must be exercised, the Repurchase Price for the Exchange Notes and the procedures which the Holder must follow to exercise such right. To exercise the repurchase right, the Holder will be required to deliver, on or before the 30th day after the date of the Company Notice, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with any certificates evidencing the Exchange Notes with respect to which the right is being exercised, duly endorsed for transfer.

     The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Commission under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     A "Change in Control" shall be deemed to have occurred at such time as (i) any Person, or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates thereof, (a) become the Beneficial Owners, directly or indirectly, of capital stock of the Company, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of the Company's capital stock entitled to vote generally in the election of the Company's directors or (b) shall succeed in having sufficient of its or their nominees (who are not supported by a majority of the then current Board of Directors of the Company) elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of or acting in concert with such Persons, shall constitute a majority of the Board of Directors of the Company,
(ii) the Company shall be a party to any transaction pursuant to which the Common Stock is converted into the right to receive other securities (other than common stock), cash and/or property (or the Company, by dividend, tender or exchange offer or otherwise, distributes other securities, cash and/or property to holders of Common Stock) and the value of all such securities, cash and/or property distributed in such transaction and any other transaction effected within the 12 months preceding consummation of such transaction (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) is more than 50% of the average of the daily Closing Prices for the five consecutive trading days ending on the Trading Day immediately preceding the date of such transaction (or, if earlier, the trading day immediately preceding the "ex" date for such transaction), or (iii) the Company shall consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person other than a Subsidiary, or any other Person shall consolidate with or merge into the Company (other than, in the case of this clause (iii), pursuant to any consolidation or merger where Persons who are shareholders of the Company immediately prior thereto become the Beneficial Owners of shares of capital stock of the surviving company entitling such Persons to exercise more than 50% of the total voting power of all classes of such surviving company's capital stock entitled to vote generally in the election of directors).

     The effect of these provisions granting the Holders the right to require the Company to repurchase the Exchange Notes upon the occurrence of a Change in Control may make it more difficult for any Person or Group to acquire control of the Company or to effect a business combination with the Company. Moreover, under the Indenture, the Company will not be permitted to pay principal of or interest on the Exchange Notes, or otherwise acquire the Exchange Notes (including any repurchase at the election of the Holders upon the occurrence of a Change in Control) if a payment default on Senior Indebtedness has occurred and is continuing, or in the event of the insolvency, bankruptcy, reorganization, dissolution or other winding up of the Company where Senior Indebtedness is not paid in full. The Company's ability to pay cash to Holders following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     In the event a Change in Control occurs and the Holders exercise their rights to require the Company to repurchase Exchange Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than Commission filing requirements, if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or may permit any Person to consolidate with or merge into, or transfer or lease its properties substantially as an entirety to, the Company, provided that (i) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (ii) the successor, transferee or lessee, if other than the Company, expressly assumes the Company's obligations under the Indenture and the Exchange Notes by means of a supplemental indenture entered into with the Trustee; (iii) after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; and (iv) certain other conditions are met.

     Under any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Exchange Notes.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture to be a (i) default in the payment of any interest upon any of the Exchange Notes for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default in the payment of the principal of and premium, if any, on any of the Exchange Notes when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default in the Company's obligation to provide notice of a Change in Control or default in the payment of the repurchase price in respect of any Exchange Note on the repurchase date therefor (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iv) default by the Company in the performance or breach of any of its other covenants in the Indenture which will not have been remedied by the end of a 60-day period after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Exchange Notes; (v) failure to pay when due upon final maturity or acceleration thereof any indebtedness for money borrowed by the Company or a Subsidiary (other than Non-Recourse Obligations) in an outstanding principal amount in excess of $5,000,000, if such indebtedness is not discharged, or such acceleration is not waived or annulled, within ten days after written notice as provided in the Indenture; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company.

     "Non-Recourse Obligation" is defined in the Indenture as indebtedness or other obligations or that portion of indebtedness or other obligations incurred by a Subsidiary (the "Non-Recourse Subsidiary") with respect to the acquisition of assets not previously owned by the Company or any Subsidiary or the financing of a project involving the development or expansion of properties of the Company or any Subsidiary (i) as to which neither the Company nor any of its Subsidiaries (other than the Non-Recourse Subsidiary) (a) provides credit support (including any undertaking, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which would permit (upon notice, lapse of time, or both) any holder of any other indebtedness of the Company or any of its Subsidiaries to declare a default under such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Subsidiary other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

     The Indenture provides that if an Event of Default (other than of a type referred to in clause (vi) of the next preceding paragraph) shall have occurred and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Exchange Notes may declare the principal amount of all Exchange Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (vi) of the next preceding paragraph shall have occurred, the principal amount of the Outstanding Exchange Notes shall automatically become immediately due and payable.

     The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Exchange Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by it that is not inconsistent with such direction.

     The Indenture contains provisions entitling the Trustee, subject to its duty during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of the Holders.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Exchange Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Exchange Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any), or interest on, such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Indenture requires the Company to file annually with the Trustee a certificate, executed by a designated officer of the Company, stating to the best of his knowledge that the Company is not in default under certain covenants under the Indenture or, if he has knowledge that the Company is in such default, specifying such default.

MODIFICATION AND WAIVER

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Exchange Notes, to enter into one or more supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of the Exchange Notes, except that no such modification or amendment may, without the consent of the Holders of each of the Outstanding Exchange Notes affected thereby, among other things, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Note; (ii) reduce the principal amount thereof or any premium thereon or the rate of interest thereon; (iii) adversely affect the right of any Holder to convert any Exchange Note as provided in the Indenture; (iv) change the place of payment where, or the coin or currency in which, the principal of any Note or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any Note on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (vi) modify the subordination provisions of the Indenture in a manner adverse to the Holders; (vii) modify the redemption provisions of the Indenture in a manner adverse to the Holders; (viii) modify the provisions of the Indenture relating to the Company's requirement to offer to repurchase Exchange Notes upon a Change in Control in a manner adverse to the Holders; (ix) reduce the percentage in principal amount of the Outstanding Exchange Notes the consent of whose Holders is required for any such modification or amendment of the Indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (x) modify the foregoing requirements.

     The Holders of a majority in principal amount of the Outstanding Exchange Notes may, on behalf of the Holders of all Exchange Notes, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Exchange Notes may, on behalf of the Holders of all Exchange Notes, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, or any premium or interest on, any Exchange Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holders of each Outstanding Note affected.

SUBORDINATION

     The payment of the principal of (and premium, if any), and interest on, the Exchange Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or provision for such payment in money or money's worth, before the Holders will be entitled to receive any payment in respect of the principal of (or premium, if any), or interest on, the Exchange Notes. No payments on account of principal of (or premium, if any), or interest on, the Exchange Notes or on account of the purchase or acquisition of Exchange Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

     By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Exchange Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders.

     "Senior Indebtedness" is defined in the Indenture as the principal of (and premium, if any), and interest on, all indebtedness for money borrowed by the Company, other than the Exchange Notes, and other than the Original Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Exchange Notes or any other indebtedness of the Company or (ii) ranks pari passu in right of payment to the Exchange Notes. For the purposes of certainty, the Exchange Notes will rank pari passu in right of payment to the Original Notes. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (a) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, Exchange Notes or other written instruments, (b) all obligations of the Company with respect to interest rate hedging arrangements to hedge interest rates relating to Senior Indebtedness of the Company, (c) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (d) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

     At September 30, 1998, Senior Indebtedness and indebtedness of the Company's Subsidiaries were approximately $26.6 million. The Company and its Subsidiaries expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or additional indebtedness of the Company's Subsidiaries.

DEFEASANCE

     The Indenture provides that (i) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Exchange Notes (except for certain obligations to register the transfer or exchange of Exchange Notes; to replace stolen, lost or mutilated Exchange Notes, to provide for conversion of the Exchange Notes; to maintain Paying Agents and hold moneys for payment in trust; and to repurchase Exchange Notes in the event of a Change in Control) or (ii) if applicable, the Company may decide not to comply with certain restrictive covenants, but not including the obligation to provide for conversion of the Exchange Notes or repurchase Exchange Notes in the event of a Change in Control, and that such decision will not be deemed to be an Event of Default under the Indenture and the Exchange Notes, in either of case (i) or
(ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in written opinions thereof to pay the principal of (and premium, if any), and each installment of interest on, the Outstanding Exchange Notes. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things (a) with respect to clause
(i), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the U.S. Internal Revenue Service (the "IRS") a ruling or there has been a change in law which, in the opinion of counsel to the Company, provides that Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (b) no Event of Default (or event that with notice or lapse of time, or both, would constitute an Event of Default) shall have occurred or be continuing; (c) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (d) certain other customary conditions precedent are satisfied.

BOOK ENTRY

     The Exchange Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Except as otherwise provided in the Indenture, the Exchange Notes are evidenced by the Global Note deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as DTC's nominee. Record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of Persons who have accounts with such depository. Ownership of beneficial interests in the Global Note will be limited to Persons who maintain accounts with DTC ("participants") or Persons who hold interests through participants, through the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"), if they are participants in such systems, or through indirect participants (as defined below). Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

     So long as DTC, or its nominee, is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or an Event of Default has occurred and is continuing with respect to such Note, or unless a request for certificates is made upon 60 days' prior written notice as described under "-- Certificated Exchange Notes," owners of beneficial interests in the Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in certificated form and will not be considered the owners or holders of the Global Note (or any Exchange Notes represented thereby) under the Indenture or the Exchange Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel). In the event that owners of beneficial interests in a Global Note become entitled to receive Exchange Notes in definitive form, such Exchange Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

     Payments of principal of and interest on the Global Note will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest with respect to the Global Note representing any Exchange Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Exchange Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. The laws of some U.S. states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons may be limited. Because DTC can only act on behalf of participants who, in turn, act on behalf of indirect participants and certain banks, the ability of a Person having a beneficial interest in a Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel will be effected in the ordinary course in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Exchange Notes described above, cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear and Cedel participants, on the other hand, will be effected in DTC in accordance with its rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel or Euroclear, respectively.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a Business Day for Euroclear and Cedel) immediately following the DTC settlement date, and such credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Cedel participant on such day. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the Business Day for Euroclear or Cedel following the DTC settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Note for legended certificated Exchange Notes in definitive form, and to distribute such Exchange Notes to its participants.

     DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly ("indirect participants").

     Although DTC, Cedel and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Cedel or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

     If any depository is at any time unwilling or unable to continue as a depository for the reasons set forth under "-- Book Entry," the Company will issue certificates for the Exchange Notes in definitive, fully registered form, without interest coupons, in exchange for the Global Note. In addition, upon request, the Company will issue certificates for Exchange Notes in definitive, fully registered form, without interest coupons, in exchange for beneficial interests of like principal amount in the Global Note, but only upon at least 60 days' prior written notice given to the Trustee in accordance with DTC's customary procedures. Upon receipt of such notice from the Trustee, the Company will cause the requested certificates to be prepared for delivery. In all cases, certificates for Exchange Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

     Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Exchange Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws, to ensure that the registration statement or any post-effective amendment covering the Exchange Notes and the conversion shares is declared effective by the Commission, or as DTC, Euroclear or Cedel may require.

REGARDING THE TRUSTEE

     Chase Manhattan Bank and Trust Company, National Association is the Trustee under the Indenture.

GOVERNING LAW

     The Indenture and the Exchange Notes will be governed by, and are to be construed in accordance with, the laws of the State of New York.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the Exchange Offer and the ownership and disposition of the Exchange Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the Exchange Offer or the ownership or disposition of the Exchange Notes by any Holder in light of such Holder's particular circumstances.

     This discussion is limited to the U.S. federal income tax consequences relevant to a Holder who exchanges an Original Note for an Exchange Note and, except as otherwise described herein, who is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more persons have the authority to control all substantial decisions (a "U.S. Holder"). Except as expressly described herein, this discussion does not address the tax consequences to a Holder that is not a U.S. Holder (a "Non-U.S. Holder"). This discussion also does not address the U.S. federal income tax consequences of ownership of Original Notes or Exchange Notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to U.S. Holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrift institutions, insurance companies or other financial institutions, persons who hold the Original Notes or Exchange Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons who have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     This discussion is based on the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     EACH PERSON CONSIDERING TENDERING AN ORIGINAL NOTE FOR AN EXCHANGE NOTE IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATION. THE CONTENTS OF THIS OFFERING CIRCULAR ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND/OR TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE.

U.S. HOLDERS

     Treatment of Loss or Gain Upon Exchange

     The exchange of the Exchange Notes for the Original Notes will be considered a recapitalization that qualifies as a reorganization for federal income tax purposes if the Exchange Notes and the Original Notes are "securities" for U.S. federal income tax purposes. Although the determination of the status of the Original Notes and Exchange Notes as "securities" is not entirely certain because the term of the Exchange Notes and the Original Notes is relatively short, both the Original Notes and Exchange Notes should be treated as "securities" for U.S. federal income tax purposes. Accordingly, the exchange of Original Notes for Exchange Notes should constitute a recapitalization and a reorganization for federal income tax purposes and, as a result, exchanging U.S. Holders should not recognize any loss or gain (except to the extent that Exchange Notes are attributable to accrued but unpaid interest on the Original Notes, in which event the U.S. Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the U.S. Holder's method of accounting for tax purposes). A U.S. Holder's adjusted tax basis in an Exchange Note will equal the U.S. Holder's adjusted tax basis in the Original Note for which such Exchange Note was exchanged.

     If the exchange were determined not to constitute a recapitalization for U.S. federal income tax purposes, then an exchanging U.S. Holder would recognize loss or gain equal to the difference between (i) the issue price of the Exchange Notes and (ii) the U.S. Holder's adjusted tax basis in the Original Notes exchanged therefor. Any such loss or gain would generally be long-term capital loss or gain if the Original Notes had been held for more than one year, subject to characterization of any accrued market discount income as ordinary income.

     Stated Interest

     This discussion assumes that the Exchange Notes will be treated as debt, not equity, for federal income tax purposes. Each U.S. Holder of an Exchange Note and the Company must report the Exchange Note as debt for such purposes. The stated interest on an Exchange Note therefore will be taxable to a U.S. Holder as ordinary interest income at the time it either accrues or is received, depending on such U.S. Holder's method of accounting for federal income tax purposes. For this purpose, interest will be deemed to accrue without regard to conversion of the Exchange Notes.

     Original Issue Discount

     Generally, an Exchange Note will bear original issue discount ("OID") if and to the extent of any excess of the Exchange Note's "stated redemption price at maturity" over its "issue price." The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate). The "issue price" of an Exchange Note will be the fair market value of the Original Note on the date of the Exchange if the Original Notes or the Exchange Notes are deemed to be "traded on an established securities market" under the Code and as provided in Treasury regulations. If a substantial amount of the Exchange Notes are so traded, it is possible that under Treasury regulations the "issue price" of an Exchange Note will be the fair market value of the Exchange Note, rather than that of an Original Note, on the issue date. If neither the Original Notes nor the Exchange notes so trade, the "issue price" of an Exchange Note will be its "stated redemption price at maturity." It is uncertain whether the Original Notes or Exchange Notes would be deemed to be "traded on an established securities market" under relevant Treasury regulations.

     OID would not be includible in a U.S. Holder's income, however, if the U.S. Holder "purchased" the Exchange Note at a "premium." In this context, "purchase" would include the exchange of the Exchange Notes for the Original Notes.

     A U.S. Holder will have purchased the Exchange Note at a "premium" if the adjusted basis of the Exchange Note in the hands of the U.S. Holder immediately after the exchange exceeds the sum of all amounts payable on the Exchange Note other than payments of qualified stated interest. Generally, in the absence of any adjustments to a U.S. Holder's basis in an Original Note, a U.S. Holder will have purchased an Exchange Note at a premium if the U.S. Holder paid more for the Original Note than the principal amount of the Exchange Note.

     For any U.S. Holder who purchased an Original Note for less than or equal to the principal amount of the Exchange Note, the results will vary. If the U.S. Holder's adjusted basis in the Exchange Note immediately after the exchange is less than or equal to the sum of all amounts payable on the Exchange Note after the exchange excluding qualified stated interest, but greater than the Exchange Note's "adjusted issue price," the U.S. Holder must include OID in income, but would reduce the daily portion of OID by an amount equal to the amount which would otherwise be the daily portion for such day multiplied by a fraction the numerator of which is, generally, the excess (if any) of the cost of the Exchange Note incurred by the purchaser over the issue price of the Exchange Note, and the denominator of which is the sum of the daily portions for such Exchange note for all days after the date of purchase and ending on the stated maturity date.

     If a U.S. Holder's adjusted basis in an Exchange Note immediately after the exchange is less than or equal to the Exchange Note's adjusted issue price, the U.S. Holder must include OID in income as it accrues. The amount of accrued OID includible in income by such a U.S. Holder would be the sum of the "daily portions" of OID with respect to the Exchange Note for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such Exchange Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a Note may be of any length and may vary in length over the term of the Exchange Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the Exchange Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of an Exchange Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Special rules will apply for calculating OID for an initial short accrual period.

     Market Discount

     Generally, the market discount rules discussed below will apply to any Exchange Note if the Original Note bore accrued market discount that was not recognized upon the exchange, or if the U.S. Holder's tax basis in the Exchange
Note is less than the Exchange Note's "issue price," and to any Exchange Note purchased after original issue at a price less than its stated redemption price at maturity.

     Gain recognized on the disposition (including a redemption) of an Exchange Note that has accrued market discount will be treated as ordinary income, not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutory de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity over (ii) the tax basis of the debt obligation in the hands of the U.S. Holder immediately after its acquisition.

     Unless a U.S. Holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. Holder and the denominator of which is the number of days after the U.S. Holder's acquisition of the obligation up to and including its maturity date. A U.S. Holder of a Exchange Note acquired at market discount may also be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the Exchange Note until it is disposed of in a taxable transaction.

     If a U.S. Holder of an Exchange Note acquired at market discount disposes of such Exchange Note in any transaction other than a sale, exchange or involuntary conversion, even though otherwise nontaxable (e.g., a gift), such U.S. Holder will be deemed to have realized an amount equal to the fair market value of the Exchange Note and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain.

     A U.S. Holder of an Exchange Note acquired at market discount may elect to include the market discount in income as it accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current income inclusion election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a U.S. Holder of an Exchange Note so elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

     Amortizable Bond Premium

     Generally, a U.S. Holder who acquires an Exchange Note in the exchange of Original Notes for Exchange Notes will have amortizable bond premium to the extent of the excess, if any, of its basis in the Exchange Note over the amount payable on maturity of the Exchange Note (or on an earlier call date if use of the earlier call date results in a smaller amortizable bond premium). For this purpose, the U.S. Holder's basis in the Exchange Note is generally the same as the U.S. Holder's basis in the Original Note less any amount attributable to the value of any conversion features of the Exchange Note. If the Exchange Note were determined not to have been acquired in a reorganization as described above, the U.S. Holder's basis in the bond may not exceed its fair market value immediately after the exchange.

     A U.S. Holder may elect to amortize any bond premium under Section 171 of the Code on a constant yield basis over the period from the acquisition date to the maturity date of the Exchange Note (or, in certain circumstances, until an earlier call date) and, except as future Treasury regulations may otherwise provide, reduce the amount of interest included in income in respect of the Exchange Note by such amount. A U.S. Holder who elects to amortize bond premium must reduce its adjusted basis in the Exchange Note by the amount of such allowable amortization. An election to amortize the bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. Holder's taxable year as to which the election is made, and may be revoked only with the consent of the IRS.

     The amount of amortizable bond premium does not include any amount attributable to the conversion feature of the Note. The value of the conversion feature for purposes of the amortization of bond premium may be determined under any reasonable method.

     The amortized bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes and is limited to the purchaser's investment income from the debt instrument for the year. No deduction of unamortized bond premium will be allowed on conversion of an Exchange Note into Common Stock. Each U.S. Holder is urged to consult its tax advisors as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes. If an election to amortize the bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Exchange Note.

     Sale or Redemption

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of an Exchange Note will be a taxable event for federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between
(i) the
amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon) and (ii) the U.S. Holder's adjusted tax basis therein (as increased by any market discount previously included in income by the U.S. Holder and decreased by any amortizable bond premium deducted over the term of the Note by the U.S. Holder). Subject to the discussion under "-- Market Discount," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the Exchange Note had been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition.

     Conversion of Exchange Note Into Common Stock

     No gain or loss will be recognized for federal income tax purposes on conversion of Exchange Notes solely into shares of Common Stock except with respect to any cash received in lieu of a fractional share or, in the case of both cash and accrual basis taxpayers, any accrued interest not previously included in income. To the extent the conversion is not treated as resulting in the payment of interest, the tax basis for the shares of Common Stock received upon conversion will be equal to the tax basis of the Exchange Notes converted into Common Stock, and the holding period of the shares of Common Stock will include the holding period of the Exchange Notes converted. Any accrued market discount not previously included in income as of the date of the conversion of the Notes and not recognized upon the conversion (e.g., as a result of the receipt of cash in lieu of a fractional interest in a Note) should carry over to the Common Stock received on conversion and be treated as ordinary income upon the subsequent disposition of such Common Stock. A U.S. Holder will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in such fractional shares. Subject to the market discount rules discussed above, such gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the U.S. Holder and long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

     Constructive Dividends on Notes

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock and, pursuant to the antidilution provisions, the conversion price of the Exchange Notes is increased, or (ii) the conversion price of the Exchange Notes is increased at the discretion of the Company, such increase in conversion price may be deemed to be the payment of a taxable dividend (to the extent of the Company's current or accumulated earnings and profits) to U.S. Holders of Notes (pursuant to Section 305 of the Code). Such U.S. Holders of Exchange Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on an Exchange Note, payments of dividends on Common Stock, payments of the proceeds of the sale of an Exchange Note and payments of the proceeds of the sale of Common Stock to certain noncorporate U.S. Holders. The payer will be required to withhold backup withholding tax at the rate of 31% if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payer or establish an exemption from backup withholding, (ii) the IRS notifies the payer that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the code. Certain U.S. Holders, including all corporations, will be exempt from such backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax and may entitle a U.S. Holder to a refund, provided that the required information is furnished to the IRS.

     Treasury Regulations (the "Final Withholding Regulations") that are generally effective with respect to payments made after December 31, 1999, modify the currently effective information reporting and backup withholding procedures and requirements, and provide certain presumptions regarding the status of U.S. Holders when payments to the U.S. Holders cannot be reliably associated with appropriate documentation provided to the payer. With respect to payments made after December 31, 1999, U.S. Holders will be required to provide certification, if applicable, that conforms to the requirements of the Final Withholding Regulations, subject to certain transitional rules which may apply, to extend until December 31, 1999 certification given in accordance with prior Treasury Regulations. Because the application of the Final Withholding Regulations will vary depending on the U.S. Holder's particular circumstances, U.S. Holders are urged to consult their tax advisors regarding the application of the Final Withholding Regulations.

CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

     General

     The following is a summary of the material U.S. federal income tax consequences of the exchange of the Original Notes for the Exchange Notes and the ownership and disposition of the Exchange Notes and Common Stock by a Non-U.S. Holder and certain estate tax consequences of the ownership of the Exchange Notes. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. The tax treatment of Non-U.S. Holders of the Exchange Notes may vary depending on their particular situations. Certain Non-U.S. Holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Exchange Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Treatment of Loss or Gain Upon Exchange

     A Non-U.S. Holder generally will not recognize loss or gain upon the exchange of the Exchange Notes for the Original Notes even if the exchange does not constitute a recapitalization for US. federal income tax purposes. A U.S. Holder's adjusted tax basis in an Exchange Note in that case will equal the U.S. Holder's adjusted tax basis in the Original Note for which such Exchange Note was exchanged. If the exchange were not to qualify as a recapitalization, gain or loss might under certain circumstances be recognized for certain more than 5% shareholders. See "-- Gain on Disposition of Exchange Notes or Common Stock".

     Interest and OID on Notes

     Neither interest paid by the Company to a Non-U.S. Holder nor any original issue discount will be subject to U.S. federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iv) either (a) the Non-U.S. Holder certifies to the Company, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person and provides the beneficial owner's name and address on a U.S. Treasury Form W-8 (or suitable substitute form) or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note certifies, under penalties of perjury, that such Form W-8 (or suitable substitute form) has been received from the Non-U.S. Holder by it or by such a financial institution between it and the Non-U.S. Holder and furnishes the payor with a copy thereof.

     Conversion of Notes

     A Non-U.S. Holder generally will not recognize gain or loss upon any conversion of an Exchange Note solely into Common Stock.

     Dividends on Common Stock

     In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, the dividend would be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current U.S. Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and under the current interpretation of the U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above. The IRS has issued regulations effective after December 31, 1999, that will impose requirements to certify foreign status in order to obtain reduced withholding rates under tax treaties and modify some of the reporting and disclosure requirements described above.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced U.S. withholding tax pursuant to a tax rate treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

     Gain on Disposition of Exchange Notes or Common Stock

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a disposition of an Exchange Note or a share of Common Stock unless (i) subject to the exception discussed below, the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of (a) the Non-U.S. Holder's holding period for the Common Stock or (b) the five-year period ending on the date of disposition (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder, or
(iii) the Non-U.S. Holder is an individual who holds the Exchange Note or Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If an individual Non-U.S. Holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and will, under certain circumstances, be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. While not free from doubt, the Company believes that it currently is not a USRPHC. Even if it were, a Non-U.S. Holder would generally not be subject to tax or withholding in respect of such tax on gain from a sale or other disposition of an Exchange Note or a share of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or other disposition of the Note or Common Stock occurs, provided that such Non-U.S. Holder is not a "5% Holder" (i.e., the Non-U.S. Holder beneficially owns or upon conversion would own more than 5% of the Common Stock). The Company believes that the Common Stock will be treated as regularly traded.

     If the Company is or has been a USRPHC within the Required Holding Period, and if the Common Stock were not treated as regularly traded, a Non-U.S. Holder of Exchange Notes or Common Stock (without regard to the Non-U.S. Holder's ownership percentage) generally would be subject to tax on gain recognized on a sale or other disposition of Exchange Notes or of such Common Stock. In addition, the Non-U.S. Holder generally would be subject to withholding in respect of tax at a rate of 10% of the amount realized on a sale or other disposition of the Exchange Notes or Common Stock. Any amount withheld pursuant to such withholding tax would be credited against such Non-U.S. Holder's U.S. federal income tax liability. Non-U.S. Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

     Federal Estate Taxes

     If interest on the Exchange Notes is exempt from withholding of U.S. federal income tax under the rules described above, the Exchange Notes will not be included in the estate of a deceased Non-U.S. Holder for U.S. federal estate tax purposes. Common Stock owned, or treated as owned, by a Non-U.S. Holder (as specifically determined for U.S. federal estate tax purposes) at the time of death will be included in such Non-U.S. Holder's gross estate for U.S. federal income tax liability. Non-U.S. Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

     Information Reporting and Backup Withholding

     The Company generally must report annually to the IRS and to each Non-U.S. Holder the amount of interest, OID, and dividends paid to such Non-U.S. Holder and the amount of any tax withheld unless the beneficial owner satisfies the statement requirement set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder and the payer does not have actual knowledge that the beneficial owner is a United States person.

     Backup withholding at a 31% rate generally will apply to stated interest, OID, and dividends for noncorporate Non-U.S. Holders unless such payments are paid or collected by a custodian, nominee or agent on behalf of the beneficial owner of such Exchange Note if such custodian, nominee or agent has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Payments on the sale, exchange or other disposition of an Exchange Note or Common Stock made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (with respect to payments after December 31, 1999) a foreign partnership with certain connections to the United States, will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     For payments made after December 31, 1999, with respect to Exchange Notes or Common Stock held by foreign partnerships, IRS regulations require that the certification described in the first paragraph of this section be provided by the partners, rather than by the foreign partnership, and that the partnership provide certain information, including a United States TIN. A look-through rule will apply in the case of tiered partnerships.

     Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.